NATURE’S SUNSHINE PRODUCTS, INC.
2500 West Executive Parkway, Suite 100
Lehi, UT 84043

March 23, 2018

Dear Fellow Shareholder:

I invite you to attend the 2018 Nature’s Sunshine Products, Inc., Annual Meeting of Shareholders, which will be held at Nature’s Sunshine Products, Inc.’s principal executive offices, located at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043, on Wednesday, May 2, 2018, at 8:30 a.m., Mountain Daylight Time.

The matters to be acted upon at the 2018 Annual Meeting, are described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. A copy of our annual report is also enclosed.

Whether or not you plan to attend the Annual Meeting, and regardless of the number of shares you hold, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to vote as promptly as possible. You may vote your shares by visiting the website http://www.proxyvote.com. Timely voting will ensure your representation at the Annual Meeting. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Thank you for your continued support of Nature’s Sunshine Products, Inc.

Sincerely,

/s/ GREGORY L. PROBERT
Gregory L. Probert
Chairman and Chief Executive Officer

NATURE’S SUNSHINE PRODUCTS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 2, 2018

To the Shareholders of Nature’s Sunshine Products, Inc.:

The 2018 Annual Meeting of Shareholders (the “Annual Meeting”), of Nature’s Sunshine Products, Inc., a Utah corporation (the “Company”), will be held at the Company’s principal executive offices located at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043, on Wednesday, May 2, 2018, at 8:30 a.m., Mountain Daylight Time, for the following purposes, which are more fully described in the accompanying proxy statement:

1.                                    To elect eight directors to the Company's Board of Directors (the “Board” or the “Board of Directors”). The eight directors are: Robert Jia (Hongfei), Kristine F. Hughes, Robert B. Mercer, Gregory L. Probert, Mary Beth Springer, Robert D. Straus, J. Christopher Teets, and Jeffrey D. Watkins. All eight candidates are current Directors of the Company;

2.                                     To ratify the appointment of Deloitte & Touche LLP, as the Company’s independent registered public accounting firm for the year ending December 31, 2018;

3.                                     To vote on an advisory, non-binding resolution to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement; and

4.                                      To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors set the close of business on February 21, 2018, as the record date for the Annual Meeting. Only shareholders of record as of the record date are entitled to receive notice of, attend and vote at the Annual Meeting and any adjournment or postponement thereof.

Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting. You may vote your shares by visiting the website http://www.proxyvote.com. For detailed information regarding voting instructions, please refer to the Notice Regarding the Availability of Proxy Materials you received in the mail and the section of the accompanying proxy statement entitled “Questions and Answers about the 2018 Annual Meeting and this Proxy Statement”.

By Order of the Board of Directors,

/s/ NATHAN G. BROWER
Lehi, Utah	Nathan G. Brower
March 23, 2018	Executive Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
2018 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 2, 2018

The Proxy Statement, Proxy Card and Annual Report to Shareholders are available at
https://www.naturessunshine.com/us/company/c1/proxy-materials

NATURE’S SUNSHINE PRODUCTS, INC.

PROXY STATEMENT
FOR
2018 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT
FOR
2018 ANNUAL MEETING OF SHAREHOLDERS

The enclosed proxy is solicited on behalf of the Board of Directors of Nature’s Sunshine Products, Inc., a Utah corporation, for use at the 2018 Annual Meeting of Shareholders (the “Annual Meeting”), to be held on Wednesday, May 2, 2018, and at any adjournment or postponement thereof. The Annual Meeting will be held at 8:30 a.m., Mountain Daylight Time, at the Company’s principal executive offices located at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043. The proxy solicitation materials are being sent on or about March 23, 2018, to our shareholders entitled to vote at the Annual Meeting. In this proxy statement, “Nature’s Sunshine,” the “Company,” “we,” “us” and “our” refer to Nature’s Sunshine Products, Inc.

Pursuant to rules of the United States Securities and Exchange Commission (the “SEC”), we are providing our shareholders with access to our Notice of Annual Meeting of Shareholders, Proxy Statement and proxy card (referred to collectively as the “proxy materials”), and Annual Report for the year ended December 31, 2017 (referred to as the “Annual Report”), over the internet. Because you received by mail a Notice Regarding the Availability of Proxy Materials, including a notice of Annual Meeting of Shareholders (referred to as the “Notice”), you will not receive a printed copy of the proxy materials unless you have previously made an election to receive these materials in printed form. Instead, all shareholders will have the ability to access the proxy materials and Annual Report by visiting the website at http://www.proxyvote.com. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found on the Notice. In addition, all shareholders may request to receive proxy materials in printed form by mail on an ongoing basis.

QUESTIONS AND ANSWERS ABOUT THE 2018 ANNUAL MEETING
AND THIS PROXY STATEMENT

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will vote on the following proposals, which are summarized in the preceding notice and described in more detail in this proxy statement:

•	To elect the eight directors named in the accompanying proxy statement to the Company’s Board of Directors (the “Board”) (Proposal One);

•	To ratify the appointment of Deloitte & Touche LLP, as the Company’s independent registered public accounting firm for the year ending December 31, 2018 (Proposal Two);

•	To vote on an advisory, non-binding resolution to approve the compensation of the Company’s named executive officers (Proposal Three); and

•	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

What are the Board’s voting recommendations?

Our Board recommends that you vote your shares:

•	FOR each of the eight director nominees to the Board (Proposal One);

•	FOR the appointment of Deloitte & Touche LLP, as the Company’s independent registered public accounting firm for the year ending December 31, 2018 (Proposal Two); and

•	FOR the advisory, non-binding resolution to approve the compensation of the Company’s named executive officers (Proposal Three).

Where are the Company’s principal executive offices located, and what is the Company’s main telephone number?

The Company’s principal executive offices are currently located at 2500 West Executive Parkway, Suite 100, Lehi, UT 84043. The Company’s main telephone number is (801) 341-7900.

Who is entitled to vote at the Annual Meeting?

The record date for the Annual Meeting is February 21, 2018 (the "Record Date"). Only shareholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting. As of the Record Date, 19,016,130 shares of our Common Stock, no par value per share, were outstanding and entitled to vote.

A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices upon request.

How many votes do I have?

All shareholders of record as of the Record Date are entitled to one vote per share of Common Stock held on the Record Date for each matter presented for a vote at the Annual Meeting.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

Shareholder of Record.  If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares.

Beneficial Owner of Shares Held in Street Name.  If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If I am a shareholder of record, how do I vote?

If you are a shareholder of record, you may vote using the internet, by telephone, or (if you received printed proxy materials) by mailing a completed proxy card. To vote by mailing a proxy card, please sign and return the enclosed proxy card in the enclosed prepaid envelope and your shares will be voted at the Annual Meeting in the manner you directed. The instructions for voting using the internet or telephone are set forth in the Notice. You may also vote your shares in person at the Annual Meeting. If you are a shareholder of record, you may request a ballot at the Annual Meeting.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are the beneficial owner of shares held in street name, you will receive instructions from the brokerage firm, bank, broker-dealer or other similar organization (the “record holder”), that must be followed for the record holder to vote your shares per your instructions.

If your shares are held in street name and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from the record holder and bring it with you to the meeting. We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

What is a quorum?

A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum. There were 19,016,130 shares of our Common Stock outstanding on the Record Date. Accordingly, shares representing 9,508,065 votes must be present, in person or by proxy, at the Annual Meeting to constitute a quorum. Abstentions and “broker non-votes” will be counted for the purpose of determining whether a quorum is present for the transaction of business.

If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

What is a broker non-vote?

If you are a beneficial owner of shares held in street name and do not respond to a request for voting instructions from the record holder of your shares (typically a bank or broker), the record holder may generally vote on specified routine matters but cannot vote on non-routine matters. If the record holder does not receive instructions from you on how to vote your shares on a non-routine matter, the record holder will inform the inspector of election that it does not have the authority to vote on that matter with respect to your shares. This is generally referred to as a “broker non-vote.” In the Annual Meeting, Proposal One (election of directors) and Proposal Three (advisory resolution regarding compensation of named executive officers) are considered non-routine matters on which brokers are not empowered to vote. Accordingly, there may be broker non-votes on these proposals.

What vote is required for each proposal?

With regards to Proposal One, directors are elected for a full term if, and only if, the nominee receives the affirmative vote of the majority of the votes cast with respect to that nominee (meaning the number of shares validly voted “for” the nominee exceeds the number of shares voted “against” that nominee). If a nominee receives a plurality of votes in favor of election but fails to receive a majority of votes, he or she will be elected to a term of office ending on the earlier of 90 days after the date on which results of the election are certified and the day on which a person is selected by the Board to fill the office held by such director. This 90-day transitional period is required by Utah law and provides the Board time to identify an appropriate replacement, decide to leave the directorship vacant or otherwise respond to such a failed election.

Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes are not considered as votes cast and will have no effect on the outcome of the election of director. Should any nominee become unavailable to serve before the Annual Meeting, the proxies will be voted by the proxy holders for such other person as may be designated by our Board of Directors.

Approval of Proposal Two requires the votes cast in favor of the proposal to exceed the votes cast against such proposal. Abstention will have no effect on the outcome of Proposal Two. The ratification of an independent registered public accounting firm is a matter on which a broker is generally empowered to vote. Accordingly, no broker non-votes are expected to exist in connection with Proposal Two.

Proposal Three is only advisory and the outcome of the vote is not binding on the Company and the Board of Directors. The Company and the Board of Directors will consider the outcome of this vote when setting compensation for the named executive officers. Abstention and broker non-votes will have no effect on the outcome of Proposal Three.

What happens if I do not give specific voting instructions?

If you are a shareholder of record and you submit an executed proxy, but do not specify in your proxy instructions how the shares represented thereby are to be voted, your shares will be voted in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

If you are a beneficial owner of shares held in street name and you submit an executed voting instruction form, but do not specify in your voting instruction form how the shares represented thereby are to be voted, your shares will be voted in the manner recommended by the Board on all matters presented in this proxy statement. If you are a beneficial owner of shares held in street name and you do not respond to a request for voting instructions, your bank or broker may generally exercise its discretionary authority to vote your shares on routine matters (Proposal Two), but your bank or broker will not be permitted to vote your shares with respect to non-routine matters (Proposals One and Three). See also above for an explanation of “broker non-votes.”

Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy will give authority to the Board to vote on such matters at their discretion.

What if I receive more than one set of proxy materials, proxy card or voting instruction form?

If you receive more than one set of proxy materials, proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please vote your shares held in each account to ensure that all of your shares will be voted.

Who will count the votes and how will my vote(s) be counted?

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. If your proxy is properly submitted, the shares represented thereby will be voted at the Annual Meeting in accordance with your instructions.

Can I change my vote after I have voted?

If you are a shareholder of record, you may revoke or change your vote at any time before the Annual Meeting by filing a notice of revocation or another proxy card with a later date with the Corporate Secretary at Nature’s Sunshine Products, Inc., 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043, or by submitting a new vote via internet or telephone. All voting revocations or changes must be received by the Corporate Secretary prior to the Annual Meeting to be valid. If you are a shareholder of record and attend the Annual Meeting and vote by ballot, any proxy that you submitted previously to vote the same shares will be revoked automatically and only your vote at the Annual Meeting will be counted.

If you are a beneficial owner of shares held in street name, you should contact your record holder to obtain instructions if you wish to revoke or change your vote before the Annual Meeting. Please note, however, that if your shares are held in street name, your vote in person at the Annual Meeting will not be effective unless you have obtained and present a legal proxy issued in your name from your record holder.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and disclosed by the Company in a Current Report on Form 8-K following the Annual Meeting.

How and when may I submit a shareholder proposal for the Annual Meeting?

The deadline to submit a shareholder proposal for the 2018 Annual Meeting, which was set forth in our proxy statement relating to our 2017 Annual Meeting, has passed and shareholders can no longer submit shareholder proposals for the 2018 Annual Meeting.

If a shareholder wishes to submit a proposal to be considered for presentation at the 2019 Annual Meeting of Shareholders and included in our proxy statement and form of proxy card used in connection with that meeting, the proposal must be forwarded in writing to our Corporate Secretary so that it is received no later than November 16, 2018. If the 2018 Annual Meeting of Shareholders is held on a date more than thirty calendar days from May 2, 2019, a shareholder proposal must be received a reasonable time before the Company begins to print and mail its proxy solicitation materials. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, referred to in this proxy statement as the “Exchange Act”.

If a shareholder wishes to present a proposal at our 2019 Annual Meeting of shareholders and the proposal is not intended to be included in our proxy statement relating to the 2019 Annual Meeting, the shareholder must give advance notice to us prior to the deadline (the “Bylaw Deadline”), for the Annual Meeting determined in accordance with our Amended and Restated Bylaws. Under our Bylaws, in order to be deemed properly presented, the notice of a proposal must be delivered to our Corporate Secretary no later than March 3, 2019, and no earlier than February 1, 2019, which dates are the sixtieth (60th) day and the ninetieth (90th) day, respectively, prior to the anniversary of the date of this year’s Annual Meeting.

However, if we determine to change the date of the 2018 Annual Meeting so that it occurs more than 30 days prior to, or more than 30 days after, May 2, 2019, shareholder proposals intended for presentation at the 2019 Annual Meeting, but not intended to be included in our proxy statement relating to the 2019 Annual Meeting, must be received by our Corporate Secretary no earlier than the ninetieth (90th) day prior to such Annual Meeting and no later than the (i) sixtieth (60th) day prior to such Annual Meeting or (ii) the tenth (10th) day following the day on which public disclosure of the date of the 2019 Annual Meeting is made by the Company, whichever occurs later (the “Alternate Date”). If a shareholder gives notice of such proposal after the Bylaw Deadline (or the Alternate Date, if applicable), the shareholder will not be permitted to present the proposal to the shareholders for a vote at the 2019 Annual Meeting. All shareholder proposals must comply with the requirements of our Bylaws.

To forward any shareholder proposals or notices of proposals or to receive a copy of our Bylaws, you can write to the Corporate Secretary at Nature’s Sunshine Products, Inc., 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043.

Who will bear the cost of soliciting proxies?

The Company will bear the entire cost of the solicitation of proxies for the Annual Meeting, including the preparation, assembly, printing, and mailing of this proxy statement, the proxy card and any additional solicitation materials furnished to shareholders. Copies of solicitation materials will be furnished to brokerage firms, banks, broker-dealers or other similar organizations holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners. We may reimburse such persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies may be supplemented by solicitation by personal contact, telephone, facsimile, email or any other means by our Directors, officers or employees, and we will reimburse any reasonable expenses incurred for that purpose. No additional compensation will be paid to those individuals for any such services.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL ONE:
ELECTION OF DIRECTORS

General

Directors are elected at the Company’s annual meetings of shareholders. Our Articles of Incorporation provide for the election of Directors for one-year terms expiring at the next annual meeting of shareholders. A Director appointed by the Board of Directors to fill a vacancy will serve until the next annual meeting.

Directors are elected for a full term if, and only if, the nominee receives the affirmative vote of the majority of the votes cast with respect to that nominee, meaning the number of shares validly voted “for” the nominee exceeds the number of shares voted “against” that nominee. If a nominee receives a plurality of the votes in favor of his or her election but fails to receive a majority of votes, he or she will be elected to a term of office ending on the earlier of 90 days after the date on which results of the election are certified and the day on which a person is selected by the Board to fill the office held by such director. This 90-day transitional period is required by Utah law and provides the Board time to identify an appropriate replacement, decide to leave the directorship vacant or otherwise respond to such a failed election.

Director Qualifications

The Board believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee the Company’s business. The Board does not have a formal diversity policy. With respect to individual candidates, the Board considers attributes including, but are not limited to, sound judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of an individual candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. Accordingly, the Board and the Governance Committee of the Board consider the qualifications of Directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

Nominees to Serve as Directors

The following table sets for the nominees for election to the Board. Mr. Albert R. Dowden and Ms. Rebecca L. Steinfort each notified the Company of his/her desire to not stand for re-election to the Board.

Name	Age	Position	Director Since
Robert Jia (Hongfei)	51	Director	2016
Kristine F. Hughes	79	Director, Vice Chairperson	1980
Robert B. Mercer	66	Director	2010
Gregory L. Probert	61	Director, Chairman and Chief Executive Officer	2011
Mary Beth Springer	53	Director, Lead Independent Director	2013
Robert D. Straus*	47	Director	2017
J. Christopher Teets	45	Director	2015
Jeffrey D. Watkins	56	Director	2009

* Mr. Straus was recommended by a shareholder and appointed by the Board effective June 8, 2017.

No family relationship exists among any of our director nominees or executive officers. To our knowledge, there are no pending material legal proceedings in which any of our Directors or nominees for Director, or any of their associates, is a party adverse to us or any of our affiliates, or has a material interest adverse to us or any of our affiliates. Except as described below, to our knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments, sanctions, or injunctions that are material to the evaluation of the ability or integrity of any of our Directors or nominees for Director during the past 10 years.

The principal occupations and business experience, for at least the past five years, of each nominee for election to the Board as Directors are as follows:

Robert Jia (Hongfei). Mr. Jia has served on the Board since 2016, and currently serves on the Audit and Compensation Committees. Since Joining Shanghai Fosun Pharmaceutical (Group) Co., Ltd. ("Fosun Pharma") in June 2013, Mr. Jia has served as Senior Vice President and Chief Financial Officer and co-Chief Investing Officer, and currently serves as Senior Counselor to CEO. Prior to joining Fosun Pharma, Mr. Jia served as Chief Financial Officer of Goodbaby International Holdings Limited, a global durable juvenile products company, from July 2011 to October 2012, and of Jingrui Properties (Group) Co., a real estate development and investment company, from September 2007 to May 2010. Mr. Jia previously held senior management positions at The Siemon Company and AchieveGlobal. Mr. Jia earned an M.B.A. from the University of Dallas and a B.S. degree from Fudan University in Shanghai. The Governance Committee believes Mr. Jia’s extensive international experience enhances the Board knowledge and skill in a key area. Mr. Jia is being nominated by the Governance Committee pursuant to an agreement between the Company and Fosun Pharma related to their Chinese joint venture.

Kristine F. Hughes. Ms. Hughes has served as the Vice Chairperson of our Board of Directors since January 2013, and previously served as the Chairperson of our Board of Directors from December 1984 to December 2012. She was a co-founder in 1972 of Hughes Development Corporation, a predecessor of our Company, and has served as an officer or director of our Company and its predecessors since 1980. Ms. Hughes is the spouse of Eugene L. Hughes, one of our founders and a Director Emeritus. The Governance Committee nominated Ms. Hughes to the Board because of its belief that her extensive experience as a co-founder, senior officer and member of the Board provides her with industry-specific management and governance knowledge and skills that strengthen the Board’s collective qualifications, skills and experience.

Robert B. Mercer. Mr. Mercer has served on the Board since 2010, and currently serves on the Compliance Committee and as the Chairperson of the Audit Committee. Mr. Mercer served as Vice President Dealer Operations for Mazda North America from 2007 to 2009, as Vice President, General Counsel and Secretary for Mazda North America from 2002 until 2007, and as Senior Vice President, Government and Industry Relations, and General Counsel and Secretary for Volvo North America for approximately 20 years prior. While at Mazda, Mr. Mercer was a member of its Executive and Audit Committees, and was also responsible for Internal Audit. He has been elected to several corporate and charitable boards, and currently serves as Chairman of the Board of Chancellors of the Mountain Valley Chapter of the Juvenile Diabetes Research Foundation (JDRF). Previously, he was a member of the Board of Visitors of Duke Health, and was President, and a member of the Board of Directors of both the Mountain Valley Chapter of JDRF, and the Orange County, California Chapter of JDRF. Mr. Mercer received his J.D. from University of Maryland School of Law in 1976 and his B.A. from Duke University in 1973. The Governance Committee nominated Mr. Mercer to the Board because of its belief that he brings significant operational, legal and corporate governance experience to the Board, including experience with public, consumer-oriented companies, which supplements the Board’s skills in these key areas.

Gregory L. Probert. Mr. Probert was appointed CEO in October 2013. He has served as the Executive Chairman of the Company's Board of Directors since January 2013. Prior to this, Mr. Probert served as Executive Vice Chairman since June 2011, and served as an independent consultant to the Company from October 2010 to June 2011. Previously, he was Chairman of the Board and Chief Executive Officer of Penta Water Company from 2008 to 2010, which filed for bankruptcy protection in 2009. Mr. Probert was President and Chief Operating Officer of Herbalife International of America, Inc. from 2003 to 2008, and Chief Executive Officer of DMX Music from 2001 to 2003. Prior to that, he held various senior positions, including Executive Vice President of Worldwide Home Entertainment, at The Walt Disney Company from 1988. In February 2016, Mr. Probert joined the Board of Leaders for the USC Marshall School of Business where he helps guide the development of management education programs. Mr. Probert also serves on the Board of Directors of the Direct Selling Education Foundation, and he recently completed a three-year term of service on the Board of Directors of the Direct Selling Association. Mr. Probert received his B.A. from the University of Southern California in 1979. The Governance Committee nominated Mr. Probert to the Board because of its belief that he brings to our Board significant direct selling experience, as well as extensive leadership and operational management skills in global consumer-oriented businesses, which strengthens the Board’s aptitude in these key areas.

Mary Beth Springer.  Ms. Springer has served on the Board since 2013, and currently serves as the Lead Independent Director, on the Governance Committee and as the Chairperson of the Compliance Committee. Ms. Springer held various positions at The Clorox Company from 1990 to 2011, including Executive Vice President and General Manager from 2009 to 2011; Group Vice President, Chief Strategy and Growth Officer from 2007 to 2009; Group Vice President and General Manager from 2005 to 2007; Vice President and General Manager from 2002 to 2004; and Vice President of Marketing from 2000 to 2002. Ms. Springer currently serves as a director of Central Garden & Pet Company and is a member of the Board of Trustees of Bryn Mawr College. Ms. Springer received her M.B.A. from Harvard Business School in 1990 and her A.B. from Bryn Mawr College in 1986. The Governance Committee nominated Ms. Springer to the Board due to her expertise and experience in the consumer products market, which the Governance Committee believes will further stimulate the Board’s collective operational and growth policies and initiatives.

Robert D. Straus. Mr. Straus has served on the Board, including as a member of the Audit committee and Compliance committee, since June 2017. Mr. Straus is a Portfolio Manager & Analyst at Wynnefield Capital Management, LLC, an investment management firm, since April 2015. Prior to joining Wynnefield Capital, Mr. Straus served as Managing Director or Senior Analyst at several investment banks over nearly 20 years, including Gilford Securities, MCF, ING Barings and Furman Selz. Mr. Straus currently serves as a director of S&W Seed Company - a NASDAQ-listed global agriculture company with its primary activities in alfalfa seed, hybrid sorghum and sunflower germplasm and stevia - and serves on the Audit Committee since January 2018. Mr. Straus is a member of the Board of Directors of two private companies: MK Acquisition LLC - an authentic mountain lifestyle apparel brand founded in Jackson Hole Wyoming since May 2015 and Hollender Sustainable Brands LLC - a female sexual wellness consumer brand with its headquarters in Burlington, VT and an office in New York, NY since May 2017; he also served on the Board of Directors for B Lane, Inc. dba Fashion to Figure - a women’s apparel plus-size omnichannel retailer based in New York, NY from September 2016 to April 2017. Mr. Straus received his B.S.B.A. from the University of Hartford and M.B.A. from Bentley College. The Governance Committee nominated Mr. Straus to the Board because of his extensive experience assessing capital allocation programs, evaluating business strategy and conducting in-depth due diligence, which the Governance Committee believes strengthens the Board's collective qualifications, skills and experience.

J. Christopher Teets. Mr. Teets has served on the Board since 2015, and currently serves on the Compensation Committee and as the Chairperson of the Governance Committee. Mr. Teets has served as a Partner of Red Mountain Capital Partners LLC, an investment management firm, since February 2005. Before joining Red Mountain Capital, Mr. Teets was an investment banker at Goldman, Sachs & Co. Prior to joining Goldman Sachs & Co. in 2000, Mr. Teets worked in the investment banking division of Citigroup. Mr. Teets currently serves on the boards of directors of Marlin Business Services Corp., Air Transport Services Group, Inc. and Yuma Energy, Inc. He previously served on the Boards of Directors of Affirmative Insurance Holdings, Inc. and Encore Capital Group, Inc. Mr. Teets holds a bachelor’s degree from Occidental College and a M.Sc. degree from the London School of Economics. The Governance Committee nominated Mr. Teets to the Board because of his extensive investment banking and board experience, which the Governance Committee believes strengthens the Board's collective qualifications, skills and experience.

Jeffrey D. Watkins. Mr. Watkins has served on the Board since 2009, and currently serves on the Governance Committee and as the Chairperson of the Compensation Committee. Mr. Watkins is currently President of Prescott Group

Capital Management, LLC, a registered investment advisor, and serves as the co-manager of Prescott Mid Cap, L.P. Prior to joining Prescott in July 2001, Mr. Watkins served for 18 years as a portfolio manager for Capital Advisors, Inc., a registered investment advisor. Mr. Watkins previously served as a Director of Annuity and Life Re, Ltd., from 2003 until 2009, and as a Director of Carreker Corporation from 2006 until 2007. Mr. Watkins received his B.S.B.A. from the University of Tulsa in 1983. The Governance Committee nominated Mr. Watkins to the Board because he possesses particular knowledge and experience in finance and capital structure, which strengthens the Board’s collective qualifications, skills and experience.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the election of each of the foregoing nominees to the Board of Directors.

CORPORATE GOVERNANCE
Director Independence

The Board of Directors has determined that all of its current directors and nominees for election at the Annual Meeting, except Mr. Probert and Ms. Hughes, are independent directors under the current standards for “independence” established by NASDAQ. In making this determination, our Board considered Mr. Jia’s affiliation with Fosun Pharma, one of our shareholders, Mr. Teets’ affiliation with Red Mountain Capital Partners LLC, one of our shareholders, Mr. Straus’ affiliation with Wynnefield Capital Management, LLC, one of our shareholders, and Mr. Watkins’ affiliation with Prescott Group Capital Management, LLC, one of our shareholders.
Board Committees
The Board of Directors has four standing committees: Audit Committee, Compensation Committee, Compliance Committee and Governance Committee. Each standing committee operates under a written charter adopted by the Board. You can access the current committee charters on our website at www.natr.com or by writing to our Corporate Secretary at our principal executive offices at 2500 West Executive Parkway, Lehi, Utah 84043.

The Board has determined that the committee chairs and members are independent under the current standards for “independence” established by NASDAQ. The current members of the committees are identified in the table below.

Director	Audit Committee	Compensation Committee	Governance Committee	Compliance Committee
Robert Jia (Hongfei)	X	X
Robert B. Mercer	Chair			X
Mary Beth Springer			X	Chair
Robert D. Straus	X			X
J. Christopher Teets		X	Chair
Jeffrey D. Watkins		Chair	X

The Audit Committee.  The Audit Committee oversees our financial statements, preparation processes and related compliance matters and performance of the internal audit function. The Committee is also responsible for engagement and oversight of our independent registered public accounting firm and reviews the adequacy and effectiveness of our internal control system and procedures. Although the Board is responsible for overseeing the management of cybersecurity related risks, the Board has delegated authority to the Audit Committee to oversee such risk management. Our Board of Directors has determined that Robert B. Mercer and Robert D. Straus of our Audit Committee are audit committee financial experts, as that term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.

The Compensation Committee.  The Compensation Committee reviews compensation policies applicable to executive officers and Board members, establishes the compensation to be paid to our Chief Executive Officer and Chairman and determines the compensation and benefits of all Directors on the Board. The Chief Executive Officer makes recommendations to our Compensation Committee with respect to the compensation of our other executive officers, and the Compensation Committee considers such recommendations in establishing the officers’ compensation. The Compensation Committee establishes the compensation to be paid to our Chief Executive Officer without input from the Chief Executive Officer. At the discretion of the Committee, compensation packages for the Chief Executive Officer, when appropriate, are submitted to the Board of Directors (other than the Chief Executive Officer) for final approval. In addition, the Compensation Committee evaluates the performance of our executive officers versus agreed upon objectives and administers or makes recommendations to the Board with respect to the administration of the Company’s equity-based and other incentive compensation plans.  Under its Charter, all members of the Compensation Committee are required to meet the independence and experience requirements of the NASDAQ Stock Market, Section 10A(m)(3) of the Exchange Act, and the rules and regulations of the SEC, as affirmatively determined by the Company’s Board.  In addition, at least two Committee members shall qualify as “non-employee directors” within the meaning of SEC Rule 16b-3 and as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or such successor provisions.

The Compensation Committee is authorized to engage independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Company’s executive officers and other key employees. The Compensation Committee retained the services of Fredric W. Cook & Co., Inc. ("F.W.

Cook"), a leading compensation consulting firm, to provide advice and recommendations regarding the Company’s executive compensation programs, including equity compensation practices and cash compensation structure for executive officers. F.W. Cook also provides advice to the Compensation Committee with respect to the compensation and benefits of the Board.

The Compliance Committee. To further mitigate any compliance risk, a Compliance Committee of the Board of Directors was created in 2014. The Compliance Committee oversees the Company’s efforts with respect to operational compliance.  “Operational Compliance” is defined to include: distributor compliance and direct selling best practices; employee compliance, including code of conduct and other Company-mandated trainings; privacy and data protection; product and product distribution regulatory compliance, including adherence to FTC, FDA and other similar regulatory bodies’ mandates; compliance with data protection regulations; and non-financial whistleblower reports. Under its Charter, the Compliance Committee is required to consist of at least three directors, one of whom shall be the Chair of the Company’s Audit Committee. A majority of the members of the Compliance Committee are required to meet the independence and experience requirements of the NASDAQ Stock Market and the rules and regulations of the SEC, as affirmatively determined by the Company’s Board.

The Governance Committee.  The Governance Committee makes recommendations to the Board of Directors about the size and composition of the Board or any of its committees, evaluates nominations received from shareholders, and develops and recommends to the Board corporate governance principles applicable to our Company. In selecting or recommending candidates, the Governance Committee takes into consideration any criteria approved by the Board, which may be set forth in any corporate governance guidelines adopted by the Board and such other factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any of its committees. Under its Charter, all members of the Governance Committee are required to meet the independence requirements of the NASDAQ Stock Market.

The Governance Committee may also consider director candidates proposed by management and by shareholders of the Company. Recommendations for consideration by the Governance Committee, including recommendations from shareholders of the Company, should be sent in writing, together with appropriate biographical information concerning each proposed nominee, to our Corporate Secretary at our principal executive offices at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043. The Governance Committee will consider a properly submitted shareholder nomination that meets the requirements under our Bylaws. Our Bylaws require, among other things, an advance written notice of the nomination in writing of not later than the sixtieth (60th), nor earlier than the ninetieth (90th) day, from the date of the annual meeting. This notice must also include certain information relating to the nominee and the nominating shareholders as described more fully in our Bylaws. The Governance Committee did not receive any director nominations from shareholders of the Company for the 2018 Annual Meeting. There have not been any material changes to the procedures by which shareholders may recommend nominees to the Board since our last disclosures regarding the Governance Committee's policies for considering shareholder nominees to the Board of Directors.

Board Structure and Risk Oversight

Leadership Structure of the Board

Under our Bylaws, the Board is not required to appoint our Chief Executive Officer as the Chairman of the Board, and the Board does not have a policy on whether the roles of Chief Executive Officer and Chairman of the Board should be separate. Mr. Probert serves as both our Chief Executive Officer and Chairman of the Board. The Governance Committee periodically revisits the combined role of Chief Executive Officer and Chairman of the Board and will recommend to the Board that the roles be separated if it determines that doing so is in the best interest of the Company.

As our Chairman, Mr. Probert is responsible for chairing Board meetings and meetings of shareholders, setting the agendas for Board meetings and providing information to the Board members in advance of meetings and between meetings. All of our directors are independent under applicable NASDAQ corporate governance rules, except for Mr. Probert and Ms. Hughes. The Board believes that the independent directors provide effective oversight of management. In addition to feedback provided during the course of Board meetings, the independent directors have regular executive sessions without any members of management present. Furthermore, the independent directors select a "Lead Independent Director" to coordinate and manage the activities of the independent directors. In November 2015, the independent directors selected Ms. Mary Beth Springer as the Lead Independent Director. The specific responsibilities of the Lead Independent Director include:

·                  calling, setting the agenda and presiding over meetings of independent directors;

·                  consulting with the Chairman on the content of the agenda for Board and shareholder meetings;

·                  coordinating and leading the relevant activities of the Board on matters in which the Chairman has a conflict of interest;

·                  reviewing the performance of the Chairman, following consultation with independent directors;

·                  recommending to the Chairman or approving, if appropriate, the retention of outside advisers and consultants to the Board; and

·                  performing such other duties as the Board may delegate to the Lead Independent Director.

We believe that our leadership structure of the Board, including the combination of the Chairman and Chief Executive Officer positions, is appropriate because it provides both unified and consistent leadership and, combined with the Lead Independent Director, effective independent oversight and expertise in the management of our complex operations as a consumer product and direct selling business.

Board’s Role in the Oversight of Risk Management

The Board of Directors is primarily responsible for assessing risks associated with the Company’s business. However, the Board delegates certain of such responsibilities to other groups. The Audit Committee is responsible for reviewing with management the Company’s policies and procedures with respect to risk assessment and risk management, including reviewing certain risks associated with our financial and accounting systems, accounting policies, investment strategies, compliance with mandates from the SEC and other government bodies that regulate the financial and securities industry, insurance programs, and other matters. Under the direction of the Audit Committee, the Company’s internal audit department assists the Company in the evaluation and improvement of the effectiveness of risk management. The Company has enabled a cybersecurity committee, which is an executive committee consisting of members from various corporate service groups of the Company, including human resources, operations, IT, finance and legal, which under the direction of the Audit Committee oversees the Company’s cybersecurity related policies and initiatives and reports to the Audit Committee regularly. The Compliance Committee oversees risks associated with what the Company considers its operational compliance, which includes risks associated with distributor compliance and direct selling best practices, employee compliance, including code of conduct and other mandated trainings, product and product distribution regulatory compliance, including adherence to mandates from the FTC, the FDA and other similar regulatory bodies, compliance with data protection regulations, and non-financial whistleblower reports. In addition, under the direction of the Board and certain of its committees, the Company’s legal department assists in the oversight of corporate compliance activities. As discussed under “Risk Assessment of Compensation Programs,” the Compensation Committee also reviews certain risks associated with our overall compensation program for employees to help ensure that the program does not encourage employees to take excessive risks. In addition, the Governance Committee monitors the effectiveness of our corporate governance guidelines and policies and manages risks associated with the independence of the Board of Directors and potential conflicts of interest. On a regular basis and from time to time as necessary or appropriate, updates are provided by these groups to the Board of Directors regarding their risk assessment and risk management activities and other risk-related matters.
Board Meetings in 2017

During 2017, our Board of Directors held 7 meetings and numerous informal informational sessions. Each member of the Board of Directors during 2017, attended or participated in 75 percent or more of the aggregate of (i) the total number of regular meetings of the Board of Directors held during the year or the portion thereof following such person’s appointment to the Board and (ii) the total number of meetings held by all committees of the Board on which such director served during the year or the portion thereof following such person’s appointment to one or more of those committees.

During 2017, the Audit Committee held 7 meetings, the Compensation Committee held 6 meetings, the Compliance Committee held 5 meetings and the Governance Committee held 7 meetings. The committees also held numerous informal informational sessions during the year.
Annual Meeting Attendance

Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the Annual Meetings, Directors are encouraged to attend such meetings and all Directors attended the 2017 Annual Meeting.

Communications with Directors

We have not in the past adopted a formal process for shareholder communications with the Board of Directors. Nevertheless, the Directors have endeavored to ensure that the views of shareholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner. Communications to the Board of Directors may be submitted in writing to our Corporate Secretary at our principal executive offices at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043. The Board of Directors relies upon the Corporate Secretary to forward written questions or comments to named directors or committees thereof, as appropriate. General comments or inquiries from shareholders are forwarded to the appropriate individual within the Company, including the Chief Executive Officer, as appropriate.
Code of Ethics
Our Code of Conduct (the "Code") applies to all of our employees, including our Chief Executive Officer, Chief Financial Officer and senior financial and accounting officers. A copy of The Code is available on our website at www.natr.com or by writing to our Corporate Secretary at our principal executive offices at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043. We intend to post on our internet website all amendments to, or waivers from, the Code that are required to be disclosed by applicable law.

Director Compensation
Equity Compensation. Each non-employee director receives an annual grant of a restricted stock unit ("RSU") award with a grant date value equal to $50,000 (based on the closing selling price of our common stock on the grant date). Each such award vests in 12 equal successive monthly installments, over a one-year period measured from the grant date, subject to continued Board service and accelerates in full upon a change in control. The shares that vest under each award are delivered to the director upon the earlier of the director's separation from the Board or the expiration of a two-year period subsequent to the vesting of the entire RSU grant.
Cash Compensation. Each non-employee Board member receives an annual retainer of $50,000. The Vice Chairperson receives an additional retainer of $25,000, and the Lead Independent Director receives an additional retainer of $17,500. In addition to the annual retainer, each member of the Audit Committee receives a retainer of $10,000, with the Chairperson receiving an additional $10,000; each member of the Compensation Committee receives a retainer of $7,500, with the Chairperson receiving an additional $7,500; each member of the Governance Committee receives a retainer of $5,000, with the Chairperson receiving an additional $5,000; and each member of the Compliance Committee receives a retainer of $5,000, with the Chairperson receiving an additional $5,000. All annual retainers are pro-rated for any partial year of service.
The following table sets forth certain information regarding the compensation of each individual who served as a non-employee member of our Board of Directors during 2017. Mr. Probert, who is our only employee on our Board of Directors, received no additional compensation for his service on our Board of Directors.

Director Compensation for 2017

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)(3)	Total ($)
Albert R. Dowden	55,833	50,002	—	750	106,585
Robert Jia (Hongfei) (4)	59,166	—	—	750	59,916
Kristine F. Hughes	75,000	50,002	—	750	125,752
Robert B. Mercer	75,000	50,002	—	750	125,752
Mary Beth Springer	81,875	50,002	—	750	132,627
Rebecca Lee Steinfort	70,000	50,002	—	750	120,752
Robert D. Straus (5)	35,416	—	123,500	750	159,666
J. Christopher Teets	66,875	50,002	—	750	117,627
Jeffrey D. Watkins	70,208	50,002	—	750	120,960

(1)	Consists of retainer fees for service as a member of the Board paid on a monthly basis. The aggregate payments include the following categories of payments:

Name	Retainer ($)	Lead Independent Director Retainer ($)	Vice Chairperson Retainer ($)	Committee Member Retainer ($)	Total ($)
Albert R. Dowden	50,000	—	—	5,833	55,833
Robert Jia (Hongfei)	50,000	—	—	9,166	59,166
Kristine F. Hughes	50,000	—	25,000	—	75,000
Robert B. Mercer	50,000	—	—	25,000	75,000
Mary Beth Springer	50,000	15,000	—	16,875	81,875
Rebecca Lee Steinfort	50,000	—	—	20,000	70,000
Robert D. Straus	29,166	—	—	6,250	35,416
J. Christopher Teets	50,000	—	—	16,875	66,875
Jeffrey D. Watkins	50,000	—	—	20,208	70,208
(2) On May 5, 2017, the Board approved a grant of 5,682 RSUs for each non-executive Director. The RSUs vest in 12 monthly installments over a one-year period from the grant date subject to accelerated vesting upon a change in control. The shares that vest under each award will be delivered to the director upon the earlier of the director’s separation from the Board, or the expiration of the two-year restriction period subsequent to the vesting of the entire RSU grant. The amount reflected in this column above represents the grant date fair value of the RSUs calculated in accordance with FASB ASC Topic 718.

(3)	Amounts reported in the “All Other Compensation” column represent $750 worth of credits to purchase the Company’s products.

(4)	The fees shown as being paid to Mr. Jia were paid directly to Fosun Pharma.

(5)
On June 8, 2017, the Board approved a grant of an option to purchase 25,000 shares of our Common Stock to Mr. Straus, who joined the Board of Directors in June 2017. The option has a maximum term of 10 years and vested and became exercisable upon issuance. The amounts reflected in this column represent the grant date fair value of such option award calculated in accordance with FASB ASC Topic 718. See Note 11 of the Notes to Consolidated Financial Statements set forth in the 2017 Annual Report on Form 10-K filed with the SEC on March 16, 2018, for a description of the assumptions used in calculating such fair value. For this purpose, the estimate of forfeitures relating to vesting conditions is disregarded.

Expenses. Board members are reimbursed for travel and other expenses incurred in connection with their duties as directors to the extent such expenses are submitted to the Company for reimbursement.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors has retained Deloitte & Touche LLP, as our independent registered public accounting firm for the year ending December 31, 2018. As a matter of good corporate governance, we are asking shareholders to ratify the selection of Deloitte & Touche LLP, as our independent registered public accounting firm. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting. He or she will have an opportunity to make a statement at the Annual Meeting and will be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

We engaged Deloitte & Touche LLP as our independent registered public accounting firm on February 2, 2007. The table below presents the aggregate fees incurred by the Company during the years ended December 31, 2017 and 2016, for professional services rendered by Deloitte & Touche LLP. All of the fees below were approved by the Audit Committee. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence and has concluded that it is.

	2017	2016
Audit Fees (1)	$1,197,542	$940,000
Audit-Related Fees (2)	—	94,653
Tax Fees (3)	332,737	368,265
All Other Fees	25,350	—
Total Fees	1,555,629	1,402,918

(1)
Reflects aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company's consolidated financial statements for the years ended December 31, 2017 and 2016.

(2)
During the years ended December 31, 2017 and 2016, Deloitte & Touche provided services for activities related to statutory audit requirements. For 2017, the "Audit-Related Fees" are included in the amount provided for "Audit Fees."

(3)	Reflects aggregate fees billed by Deloitte & Touche LLP for tax services for the years ended December 31, 2017 and 2016, related to tax compliance and international tax guidance.

Pre-Approval Policies and Procedures

The Company reviews a schedule of audit and non-audit services expected to be performed by the Company’s independent registered public accounting firm in a given year. In addition, the Audit Committee may delegate authority to its Chairperson to pre-approve certain additional audit and non-audit services rendered by the Company’s independent registered public accounting firm (other than services that have been generally pre-approved by the Audit Committee), during the period between meetings of the Audit Committee. The Chairperson must report any such pre-approval decisions to the Audit Committee at its next scheduled meeting. During the year ended December 31, 2017, all of the aggregate amounts set forth above under the captions “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” were pre-approved by the Chairperson of the Audit Committee and subsequently reported to the Audit Committee in accordance with the procedures set forth above.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification of Deloitte & Touche LLP.

AUDIT COMMITTEE REPORT

In connection with the audited financial statements as of and for the year ended December 31, 2017, the Audit Committee (i) has reviewed and discussed the audited financial statements with management, (ii) has discussed with the independent registered public accounting firm the matters required by the standards adopted by the Public Company Accounting Oversight Board (PCAOB), and (iii) has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB) regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the firm’s independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

Submitted by:
Robert B. Mercer, Chair
Robert Jia (Hongfei)
Robert D. Straus

The information contained in the above report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

PROPOSAL THREE:

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, we are asking our shareholders to approve the following non-binding, advisory resolution on our named executive officer compensation as disclosed in this proxy statement:

RESOLVED, the compensation of the Company’s named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the various compensation tables and the accompanying narrative discussion, is hereby APPROVED.

     Shareholders are urged to read the “Compensation Discussion and Analysis” section of this proxy statement, as well as the Summary Compensation Table and related compensation tables and narrative in this proxy statement, which provide detailed information on the Company's compensation policies and practices and the compensation of our named executive officers.

Although the vote is an advisory, non-binding vote, the Board and the Compensation Committee value the opinions of the shareholders and will take into account the outcome of the vote when considering future compensation decisions affecting the Company’s named executive officers.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the approval, on an advisory, non-binding basis, of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our Common Stock as of February 21, 2018, except as otherwise stated, by (1) each person who is known by us to beneficially own more than five percent of the outstanding shares of our Common Stock, (2) each of our directors, (3) each of our named executive officers in the Summary Compensation Table, and (4) all directors and executive officers of the Company as a group. As of February 21, 2018, there were 19,016,130 shares of Common Stock issued and outstanding. To our knowledge and except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. Unless we indicate otherwise, each holder’s address is c/o Nature’s Sunshine Products, Inc., 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043.

Name and Address of Beneficial Owner	Number of Shares (1)	Percent of Class (2)
Beneficial Owners of More than 5%
Shanghai Fosun Pharmaceutical (Group) Co., Ltd. (3)
No. 268 South Zhongshan Road
Shanghai 200010, P.R. China	2,854,607	15.0%
Red Mountain Capital Partners LLC (4)
10100 Santa Monica Blvd, Suite 925
Los Angeles, CA 90067	2,511,837	13.2%
Wynnefield Capital Management, LLC (5)
450 Seventh Avenue, Suite 509
New York, New York 10123	2,184,329	11.5%
Prescott Group Capital Management, LLC (6)
1924 South Utica, Suite 1120
Tulsa, OK 74104	1,999,404	10.5%
Paradigm Capital Management, Inc. (7)
9 Elk Street
Albany, NY 12207	956,238	5.0%
Directors and Named Executive Officers
Jeffrey D. Watkins, Director (8)	2,050,152	10.8%
Gregory L. Probert, Chairman and Chief Executive Officer (9)	745,472	3.9%
Kristine F. Hughes, Vice Chairperson of the Board (10)	683,722	3.7%
Adriana Mendizabal, Chief Marketing Officer and President of NSP Americas (11)	104,120	*
Susan M. Armstrong, Chief Operations Officer (12)	64,988	*
Bryant Yates, President of NSP Russia, Central and Eastern Europe (13)	58,324	*
Robert B. Mercer, Director (14)	52,146	*
Albert R. Dowden, Director (15)	51,748	*
Mary Beth Springer, Director (16)	43,647	*
Rebecca L. Steinfort, Director (17)	39,549	*
J. Christopher Teets, Director (18)	35,673	*
Robert Straus, Director (19)	25,000	*
Joseph W. Baty, Executive Vice President, Chief Financial Officer & Treasurer (20)	8,580	*
Robert Jia (Hongfei), Director (21)	—	*
All Directors and executive officers as a group (15 persons) (22)	3,963,691	20.8%

* Less than 1 percent

(1)
All entries exclude beneficial ownership of shares that are issuable pursuant to awards that have not vested or that are not otherwise exercisable as of the date hereof and which will not become vested or exercisable within 60 days of February 21, 2018.

(2)
Calculated based on 19,016,130 shares of our Common Stock outstanding on February 21 2018, with percentages rounded to the nearest one-tenth of one percent. Shares of Common Stock subject to options that are presently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but not treated as outstanding for computing the percentage of any other person.

(3)
On August 25, 2014, pursuant to a Stock Purchase Agreement, the Company issued 2,854,607 shares of its common stock to Fosun Pharma. Based on Schedule 13D/A filed with the SEC on September 2, 2014, Fosun Pharma has sole voting and dispositive power over 2,854,607 shares.

(4)
Based on Schedule 13F-HR filed with the SEC on February 14, 2018, and Schedule 13D/A filed with the SEC on September 2, 2014, by Red Mountain Capital Partners LLC (“RMCP LLC”), includes 2,407,801 shares held by Red Mountain Partners, L.P. (“RMP”) and 104,036 shares held by RMCP LLC. RMCP GP LLC (“RMCP GP”) is the general partner of RMP and RMCP LLC is the managing member of RMCP GP. Red Mountain Capital Management, Inc. (“RMCM”) is the managing member of RMCP LLC, and Mr. Mesdag is the president, sole executive officer, sole director and sole shareholder of RMCM. Each of RMCP GP, RMCP LLC, RMCM and Mr. Mesdag may be deemed to beneficially own, and to have voting and dispositive power over, 2,407,801 shares held by RMP. Each of RMCM and Mr. Mesdag may be deemed to beneficially own, and have voting and dispositive power over, the 104,036 shares held by RMCP LLC. Each of RMCM and Mr. Mesdag, however, disclaims beneficial ownership of all of these shares.

(5)
Based on Schedule 13D filed with the SEC on June 12, 2017. Includes 2,184,329 shares beneficially owned by Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I, Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Capital, Inc. Profit Sharing & Money Purchase Plan, Wynnefield Capital Management, LLC, and Wynnefield Capital, Inc. Mr. Nelson Obus and Mr. Joshua Landes exercise voting and investment control over such shares and may be deemed to beneficially own these shares. Messrs. Obus and Landes, however, disclaim any beneficial ownership of these shares.

(6)
Based on Schedule 13F-HR filed with the SEC on February 7, 2018, and Schedule 13D/A filed with the SEC on August 28, 2014, includes 1,999,404 shares purchased by Prescott Group Small Cap, L.P. and Prescott Group Aggressive Small Cap II, L.P. (collectively, the “Small Cap Funds”) through the account of Prescott Group Aggressive Small Cap Master Fund, G.P. (“Prescott Master Fund”), of which the Small Cap Funds are general partners. As general partner of the Small Cap Funds, Prescott Group Capital Management, L.L.C. (“Prescott Capital”) may be deemed to beneficially own these shares. As the principal of Prescott Capital, Mr. Phil Frohlich may also be deemed to beneficially own these shares held by Prescott Master Fund. Each of Prescott Capital and Mr. Frohlich, however, disclaims beneficial ownership of these shares. Prescott Capital and Mr. Frohlich have the sole voting and dispositive power over these shares.

(7)	Based on Schedule 13G/A filed with the SEC on February 9, 2018, Paradigm Capital Management, Inc. has sole voting and dispositive power over 956,238 shares.

(8)
Includes 1,999,404 shares beneficially owned by Prescott Group Capital Management, LLC. As president of Prescott Group Capital Management, LLC, Mr. Watkins may be deemed to beneficially own, and to have shared voting and dispositive power over, these shares. See also Footnote 6 above. Mr. Watkins's address is c/o Prescott Group Capital Management, LLC, 1924 South Utica, Suite 1120, Tulsa, OK 74104. Also includes options exercisable for 25,000 shares and vested awards for 14,549 shares of Common Stock within 60 days of February 20, 2018, and 11,199 shares of Common Stock held by Mr. Watkins directly.

(9)	Includes options exercisable for 572,500 shares and 172,972 shares that Mr. Probert holds directly.

(10)
Includes (i) 79,352 shares that Ms. Hughes holds indirectly and (ii) 568,275 shares held by various family trusts, of which Ms. Hughes and her husband, Mr. Eugene L. Hughes, are co-trustees and beneficiaries. Both Mr. and Ms. Hughes have shared voting and dispositive power over these shares. In addition, includes 21,546 shares directly held by Mr. and Ms. Hughes, and 14,549 shares that will vest within 60 days of February 21, 2018, pursuant to an award of restricted stock units.

(11)	Includes options exercisable for 87,500 shares and 16,620 shares that Ms. Mendizabal holds directly.

(12)	Includes options exercisable for 47,000 shares and 17,988 shares that Ms. Armstrong holds directly.

(13)	Includes options exercisable for 43,500 shares and 14,824 shares that Mr. Yates holds directly.

(14)	Includes options exercisable for 25,000 shares and vested awards for 14,549 shares of Common Stock within 60 days of February 21, 2018, and 12,597 shares that Mr. Mercer holds directly.

(15)	Includes options exercisable for 25,000 shares and vested awards for 14,549 shares of Common Stock within 60 days of February 21, 2018, and 12,597 shares that Mr. Dowden holds directly.

(16)	Includes options exercisable for 25,000 shares and vested awards for 14,549 shares of Common Stock within 60 days of February 21, 2018, and 4,098 shares that Ms. Springer holds directly.

(17)	Includes options exercisable for 25,000 shares and vested awards for 14,549 shares of Common Stock within 60 days of February 21, 2018.

(18)
Includes options exercisable for 25,000 shares and vested awards for 10,673 shares of Common Stock within 60 days of February 20, 2018. Mr. Teets’ address is c/o Red Mountain Capital Partners LLC, 10100 Santa Monica Blvd., Suite 925, Los Angeles, California.

(19)	Includes options exercisable for 25,000 shares.

(20)	Includes 8,580 shares that Mr. Baty holds directly.

(21)
Due to certain legal and regulatory requirements related to the issuance of SEC-registered and NASDAQ-listed securities to Chinese nationals, the Company does not issue any options to Mr. Jia. Mr. Jia’s address is c/o Shanghai Fosun Pharmaceutical (Group) Co., Ltd., Building A, No. 1289 Yishan Road, Shanghai 200010, P.R. China.

(22)
Includes exercisable options of 925,000 share and vested awards for 68,869 shares of Common Stock within 60 days of February 20, 2018 and 2,987,322 share that the directors and executive officers either hold directly or may be deemed to beneficially own.

EXECUTIVE OFFICERS
The Company’s executive officers, as of the date of this report, are as follows:

Name	Age	Position	Served in Position Since
Gregory L. Probert	61	Chief Executive Officer and Chairman of the Board of Directors	2013
Joseph W. Baty	61	Executive Vice President, Chief Financial Officer and Treasurer	2016
Susan M. Armstrong	53	Executive Vice President, Chief Operations Officer	2014
Nathan G. Brower	38	Executive Vice President, General Counsel and Secretary	2017

Gregory L. Probert. Mr. Probert was appointed CEO in October 2013. He has served as the Executive Chairman of the Company's Board of Directors since January 2013. Prior to this, Mr. Probert served as Executive Vice Chairman since June 2011, and served as an independent consultant to the Company from October 2010 to June 2011. Previously, he was Chairman of the Board and Chief Executive Officer of Penta Water Company from 2008 to 2010, which filed for bankruptcy protection in 2009. Mr. Probert was President and Chief Operating Officer of Herbalife International of America, Inc. from 2003 to 2008, and Chief Executive Officer of DMX Music from 2001 to 2003. Prior to that, he held various senior positions, including Executive Vice President of Worldwide Home Entertainment, at The Walt Disney Company from 1988. In February 2016, Mr. Probert joined the Board of Leaders for the USC Marshall School of Business where he helps guide the development of management education programs. Mr. Probert also serves on the Board of Directors of the Direct Selling Education Foundation, and he recently completed a three-year term of service on the Board of Directors of the Direct Selling Association. Mr. Probert received his B.A. from the University of Southern California in 1979.

Joseph W. Baty.  Mr. Baty was appointed as the Company's Executive Vice President, Chief Financial Officer and Treasurer on October 31, 2016. Before joining the Company, Mr. Baty served as Executive Vice President and Chief Financial Officer at Schiff Nutrition International Inc. ("Schiff"), a publicly traded vitamins and nutritional supplements company, from 1999, until Schiff was acquired by Reckitt Benckiser Group PLC in December 2012. From 1997 until 1999, Mr. Baty was Senior Vice President, Finance at Schiff. Prior to 1997, Mr. Baty was a Certified Public Accountant and partner at KPMG, LLP. Mr. Baty received his B.S. in Accounting from the University of Utah in 1981.

Susan M. Armstrong.  Ms. Armstrong was appointed as the Company’s Executive Vice President, Chief Operations Officer since December 2014. Prior to her appointment as the Company's Chief Operations Officer, Ms. Armstrong served as Executive Vice President, Operations since joining the Company in March 2013. From June 2011 to March 2013, Ms. Armstrong served as Senior Vice President, Value Chain at Metagenics, a leading manufacturer and distributor of high quality dietary supplements and medical foods sold through health care practitioners in the U.S. and pharmacies abroad. From 2006 until 2011, Ms. Armstrong was Vice President, Global Supply Chain at Carl Zeiss Vision, a leader in ophthalmic lenses and eye care solutions. Ms. Armstrong received a Bachelor of Science degree in Chemistry from the University of Sheffield in the United Kingdom.

Nathan G. Brower. Mr. Brower was appointed the Company’s Executive Vice President, General Counsel and Secretary in December 2017. Prior to his appointment as the Company’s Executive Vice President, General Counsel and Secretary, Mr. Brower served as the Company’s Senior Director, Legal Counsel from May 2015 to December 2017. He was previously Associate General Counsel at LifeVantage, Inc., a publicly traded network marketing company, from July 2011 until May 2015. Mr. Brower was a securities and corporate attorney in private practice in Salt Lake City, Utah. Mr. Brower received a Bachelor of Science degree in Economics from Weber State University and a Juris Doctor degree from the University of Idaho.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, officers and persons who beneficially own more than 10 percent of a registered class of the Company’s equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such directors, officers and 10 percent shareholders also are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms furnished or available to the Company, the Company believes that its directors, officers and 10 percent shareholders complied with all Section 16(a) filing requirements for the year ended December 31, 2017.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides disclosure about the policies and objectives underlying the compensation of our executive officers in 2017, including the following named executive officers ("NEOs"):

Named Executive Officer	Position
Gregory L. Probert	Chairman and Chief Executive Officer
Joseph W. Baty	Executive Vice President, Chief Financial Officer and Treasurer
Susan M. Armstrong	Executive Vice President, Chief Operations Officer
Adriana Mendizabal	Chief Marketing Officer* and President, NSP Americas
Bryant J. Yates	President, NSP Russia and Central Eastern Europe

* Ms. Mendizabal was appointed the Company’s Chief Marketing Officer effective August 31, 2017.

In this section, we explain how our Compensation Committee made decisions related to the compensation of our named executive officers during 2017, and we provide an overview of the information set forth in the Summary Compensation Table and other compensation tables contained in this proxy statement. We also address any actions taken regarding executive compensation after the end of 2017 that could affect a fair understanding of the named executive officers' compensation during 2017.
Executive Summary

The Company's compensation program is designed to reward our executives in a manner that supports a pay-for-performance philosophy, that aligns with shareholder value creation, and that maintains a level of compensation that allows us to attract and retain the best available executive team.

Our 2017 Performance

The Company continues to execute on its five-year strategic growth plan initiated in 2015, which is designed to deliver significant long-term growth. However, 2017 results fell short of the Company’s expectations. No bonuses were paid to the CEO or other named executive officers on the basis of overall company results. There were three primary drivers behind the failure to meet expectations. First, there was a challenging enterprise software system conversion in the Americas business that created significant disruption and negatively impacted revenue and operating results. This included temporary operating problems relating to the inability to fulfill orders and short-term costs due to additional call center staffing. While on a much smaller scale, some of these conversion issues will have a carryover effect into 2018. Second, first half softness in South Korea, our second largest market, contributed to short-term revenue and operating income declines, even though the market rebounded strongly during the second half of the year. Third, there was a delayed receipt of a direct selling license, which limited our growth in China until the second half of the year. The Company’s performance during 2017 may be summarized as follows.

•
The Company’s consolidated net sales increased by 0.3 percent compared to 2016, to $342.0 million in 2017. Significant double digit growth in China, Russia, Central and Eastern Europe and Japan was offset by the negative impact of the enterprise software system conversion and softness in South Korea. Measured in local currency, net sales decreased by 0.2 percent compared to 2016. The Company measures incentive results using local currency and excludes the impact of foreign exchange rates when assessing its financial results for incentive compensation purposes because foreign exchange rates are viewed as outside the control of the executive team.

•
Operating income decreased 86.2 percent to $1.4 million during the year ended December 31, 2017. Operating income was negatively impacted by investments made for future growth, particularly in China, which the Company considers a critical market for its long-term success. Costs associated with establishing business operations in China reduced operating income by $4.8 million in 2017. The ERP conversion and softness in South Korea also negatively impacted operating income in 2017.

•
The Company did not receive a direct selling license in China until May 2017, which restricted sales activity in China during the first half of 2017. The Company experienced positive growth in its Chinese operations during

2017, but was not able to achieve the budgeted level of growth due to the delayed receipt of its direct selling license.
Key 2017 Compensation Decisions
The Company provides compensation in a manner that is aligned with long-term performance and improving governance and risk mitigation elements within the compensation structure.

•	The total compensation of the Company’s Chief Executive Officer in 2017, decreased by approximately 0.8% from 2016.

•
We continue to structure a substantial portion of the total direct compensation of our named executive officers in the form of annual performance-based cash incentive awards and long-term stock-based compensation, including performance-contingent, stock-based compensation. This allows us to create a positive relationship between our operational performance and shareholder return. Our annual cash incentive plan is designed to ensure that a significant portion of total cash compensation of our named executive officers is performance-based.

•
As a result of our financial and overall business performance, we did not pay any corporate based cash incentive awards to our named executive officers for 2017. The NEO bonuses averaged 14% of NEO’s target cash incentive amount because some NEOs with business unit responsibility earned a bonus based on the business unit results. The Chief Executive Officer’s 2017 cash incentive award was $0, or $309,309 lower than in 2016. This below-target cash incentive award to our Chief Executive Officer was formulaic under the pre-established cash incentive plan and reflects the Company’s pay-for-performance philosophy. It also reflects the decision of the Compensation Committee to pay no bonus for individual objectives for all named executive officers in light of the overall below-plan results of the business.

•
Vesting of 50% of the RSUs granted in 2017 to named executive officers is subject to the Company achieving revenue and operating income goals that are tied directly to the execution of the Company’s five-year strategic plan and will be forfeited if the Company does not meet the revenue goals. Awards with similar performance goals made in 2015 and 2016 have not been earned, despite showing in the table as compensation, and it is likely that a January 2014 performance RSU award will also be forfeited during 2018.

•	Perquisites are not a significant part of our executive compensation program.

•
The Company’s executive officers are subject to the Company’s stock ownership guidelines, including an ownership guideline of $1.0 million for our Chief Executive Officer, Mr. Probert. The Company’s stock ownership guidelines require the named executive officers, other than the Chief Executive Officer, to maintain ownership of capital stock or an equity position in the Company having an aggregate value equal to one year base salary.

•	Mr. Probert’s employment agreement contains a global incentive "clawback" provision which can go into effect in the event that the Company is required to restate its financial statements.

•
Company policy prohibits executives from entering into hedging transactions, such as put and call options that would operate to lock-in value of their equity compensation awards at specified levels. Executive officers are also prohibited from pledging the Company’s stock or holding such stock in margin accounts. Accordingly, similar to any other shareholder, the executive officers bear the full risk of economic loss with respect to their equity holdings.

Compensation Policy for Executive Officers.

We have designed the various elements comprising the compensation packages of our executive officers to achieve the following objectives:

•	attract and retain qualified executives who will help the Company meets its goals;

•	reflect individual accomplishments and contributions to the Company, as well as overall Company performance;

•	align each executive officer's interests with those of the Company's shareholders; and

•	support the long-term strategic plan with short- and long-term incentives.

The Compensation Committee seeks to achieve these objectives by:

•	Establishing a compensation structure that is both market-competitive and internally fair;

•	Linking a substantial portion of compensation to the Company's financial performance and the individual's contribution to that performance;

•
Providing below-target compensation for under-performance and upward compensation leverage for exceptional performance through emphasis on annual cash incentives, performance equity and stock options; and

•
Providing long-term equity-based incentives and encouraging direct share ownership by executive officers, as well as ownership guidelines that provide an incentive for officers to consider long-term value maintenance in addition to growth.

For our compensation programs, the Compensation Committee utilizes a combination of cash and equity incentive programs under which the compensation of the executive officers varies with our performance and the market price of our common stock. The general objective is to balance equity compensation with short-term cash compensation, but there is no target that applies to all officers. The actual levels at which we may set compensation for a particular executive officer may vary based on the Company's overall financial performance and an evaluation of each executive officer's individual performance level, experience and his or her potential contribution to the Company's future growth. Also, actual pay may be below the levels set as a target if performance is below our annual goals.
Setting Executive Compensation

Major compensation decisions for each year, including base salary adjustments, the determination of target annual cash incentive opportunities and the determination of long-term equity incentive awards, are generally made by the Compensation Committee during the first quarter of the current year or the last quarter of the previous year. The principal factors that the Compensation Committee considers when setting the compensation levels for the named executive officers are as follows:

•	Comparison of the Company's performance against certain operating and qualitative goals identified in the Company's operating and strategic plans;

•	Comparative market data (reviewed from time to time);

•	Our Chief Executive Officer's recommendations for the other named executive officers;

•	Individual performance as assessed by the Compensation Committee, with input from the Chief Executive Officer as to the named executive officers other than himself; and

•	Tenure, scope of responsibilities, experience and qualifications, future potential and internal pay equity.

Impact of 2017 Say-on-Pay Vote: The most recent shareholder advisory vote on executive officer compensation was held on May 9, 2017, after the Compensation Committee had approved the 2017 compensation of the named executive officers. Of the votes cast on such proposal, 95 percent were in favor of the compensation of the named executive officers, as that compensation was disclosed in the Compensation Discussion and Analysis and the various compensation tables and narrative that appeared in the Company's proxy statement dated March 24, 2017. Based on that level of shareholder approval, the Compensation Committee decided not to make any material changes to the Company's compensation philosophies, policies and practices for the remainder of 2017 and has not made substantial change in 2018. However, the Compensation Committee will continue to take into account future shareholder advisory votes on executive compensation in order to determine whether any subsequent changes to the Company's executive compensation programs and policies would be warranted to reflect any shareholder concerns reflected in those advisory votes. On May 9, 2017, shareholders also voted, on an advisory basis, to continue to hold annual Say-on-Pay votes.

Role of External Advisor: In 2014, the Compensation Committee engaged the services of F.W. Cook, a leading consulting firm in the area of executive compensation, to conduct an independent comprehensive benchmark study of executive compensation practices at the Company against other comparable public companies in our industry. In November 2014, F.W. Cook provided an Executive Compensation Report to the Compensation Committee (the “2014 Executive Compensation Report”). A new executive compensation report was not prepared in 2017, but the Compensation Committee considered the 2014 Executive Compensation Report and the recommendations of F.W. Cook as context when making executive compensation decisions in 2017.
Benchmarking: F.W. Cook’s 2014 study used a peer group consisting of 15 publicly traded U.S. based specialty retail and personal product companies to perform market comparisons of our executive compensation program and to prepare its 2014 Executive Compensation Report. The companies in the peer group were chosen on the basis of objective industry classifications, annual revenue and market capitalization at the time of the 2014 Executive Compensation Report. The Compensation Committee believes that all of the companies in the peer group represented reasonable competitors for executive talent and shareholder investment at the time of the study.
The companies in the peer group are listed below:

Nu Skin Enterprises	NutriSystem
Elizabeth Arden	Medifast
Blyth	Boulder Brands
Vitamin Shoppe	Vitacost.com
USANA Health Sciences	Omega Protein
Inter Parfums	Nutraceutical
Perfumania Holdings	Inventure Foods
LifeVantage
Role of Management: Our Chief Executive Officer presents his recommendations for base salaries, cash incentive and equity grants for the named executive officers to the Compensation Committee (other than for himself). These recommendations are generally based on the named executive officer's expected role in the Company's strategic plan, the Company's performance measured in terms of the sales revenue and operating income levels attained by the division for which the executive was primarily responsible, where applicable, or by the Company as a whole, as well as the executive's performance against individual performance objectives, and the comparative analysis of the Company's compensation practice to market for each such officer. The Compensation Committee discusses these recommendations with the Chief Executive Officer and makes the final determination on the base salaries, cash incentive and equity grants.
The Compensation Committee recommends to our Board of Directors the base salary and cash incentive target for our Chief Executive Officer. The Board considers such recommendations in setting the Chief Executive Officer's compensation.
Elements of Compensation
Each named executive officer's compensation package consists of three elements: (i) a base salary, (ii) annual cash incentive based upon Company financial performance and the named executive officer's individual performance, and (iii) participation in long-term, stock-based incentive awards, in the form of RSUs, performance-contingent RSUs and, in some cases, stock options. In addition, the named executive officers are provided with certain benefits and perquisites and are entitled to certain severance benefits in the event their employment terminates under certain specified circumstances, as more fully described below.

Each of the three primary elements comprising the compensation package for named executive officers (salary, cash incentive and equity) is designed to achieve one or more of the Company's overall objectives in fashioning a competitive level of compensation, tying compensation to individual and company performance and establishing a meaningful and substantial link between each named executive officer's compensation and our long-term financial success.

There is no pre-established policy for the allocation of compensation between cash and non-cash components or between short-term and long-term components, nor are there any pre-established ratios between the Chief Executive Officer's compensation and that of the other named executive officers. Instead, the mix of compensation for each named executive officer is based on a review of peer group data and a subjective analysis of that individual's performance and contribution to the Company's financial performance. Our mix of compensation elements is designed to reward results and motivate long-term performance through a combination of cash and equity incentive awards.

CEO compensation in 2017 was set so that salary, actual cash compensation, and total direct compensation were all below the median of the peer group data provided by F.W. Cook in its 2014 study.

Base Salary. Base salary is intended to attract and retain qualified executives and to provide a level of security and stability from year to year and is not dependent to any material extent on the Company's financial performance.

The Compensation Committee reviewed the base salaries of the Company’s executive officers, including the named executive officers, in November 2016. After review of the Chief Executive Officer’s recommendations for the base salary of the named executive officers, the Compensation Committee determined that there would not be any executive officer salary increase for 2017. This was based on the recommendation of the Chief Executive Officer, the competiveness of their current base salaries and the Company’s performance during 2016. As a result, as of January 1, 2017, the base salaries of the named executive officers were as follows:

Name	Base Salary as of January 1, 2017 ($)
Gregory L. Probert	618,000
Joseph W. Baty	375,000
Sue Armstrong	300,000
Adrianna Mendizabal	293,868
Bryant J. Yates	251,500
Effective August 31, 2017, Ms. Mendizabal was appointed as the Company’s Chief Marketing Officer, in addition to being President of NSP Americas. In consideration of Ms. Mendizabal’s additional responsibilities, Ms. Mendizabal’s salary was increased from $293,868 to $350,000, an increase of 19%.

In December 2017, the Compensation Committee approved a merit-based increase of the base salaries of Ms. Armstrong and Mr. Yates. The increases were based on the recommendation of the Chief Executive Officer, the competiveness of their base salaries and their performance during 2017. The CEO and other NEOs were not provided a 2018 salary increase. As a result, the base salaries of the named executive officers were increased as shown in the following table:

Name	Base Salary effective January 1, 2018 ($)	Percentage Increase (%)
Gregory L. Probert	618,000	—
Joseph W. Baty	375,000	—
Sue Armstrong	309,000	3%
Adrianna Mendizabal	350,000	—
Bryant J. Yates	262,042	4%

Annual Cash Incentive.  The annual cash incentive program is designed to reward our named executive officers for achieving or exceeding our annual goals, which for 2017 is tied directly to the Company’s five-year strategic plan.

For 2017, the Compensation Committee adopted an annual cash incentive program for the named executive officers in which 65% of the cash incentive award was based on the attainment of corporate financial performance goals and 35% was based on the Compensation Committee’s evaluation of performance against individual objectives set early in the year. The Compensation Committee related the cash incentive awards of Mr. Yates and Ms. Mendizabal to the financial performance of NSP Russia and Central Eastern Europe (RCEE) and NSP Americas, respectfully, instead of to the Company's overall financial performance. In addition, the Compensation Committee retained the discretion to increase or decrease the aggregate cash incentive amount to be paid to any individual under the cash incentive plan by up to 10% of that person’s aggregate target, based on its subjective evaluation of general corporate and individual performance. Our Compensation Committee believes that basing a portion of the cash incentive award on individual performance takes into account that many accomplishments by a named executive officer are not directly accounted for by only an analysis of the Company’s financial performance for a given year.

The 2017 target cash incentive award (as a percentage of base salary) for each named executive officer was as follows:

Name	Target Cash Incentive (as % of Base Salary)
Gregory L. Probert	100%
Joseph W. Baty	55%
Sue Armstrong	50%
Adriana Mendizabal	55%
Bryant J. Yates	50%

The portion of the cash incentive award based on corporate financial performance goals required attainment of minimum financial performance thresholds and could range from 50% to 200% of the targeted dollar amount of the cash incentive award attributable to these financial goals. The maximum cash incentive award payable under the annual cash incentive program to any named executive officer is 175% of his or her target cash incentive award amount.

2017 Corporate Performance Goals for Messrs. Probert and Baty and Ms. Armstrong. In the case of Messrs. Probert and Baty, as well as Ms. Armstrong, the corporate financial performance goals for 2017, were based on the Company’s revenue and the Company’s operating income, excluding foreign currency exchange impact since the foreign exchange rate is viewed as outside the control of the executive team and the goal of the cash incentive program is to reward controllable operating achievement.

The funding schedule for the portion of the cash incentive award based on the Company's financial performance was as follows, with the actual payout calculations based on linear interpolations of the funding slopes, rather than by the sample thresholds below:

Revenue (30% of target) (excluding foreign currency exchange impact)		Operating Income (35% of target) (excluding foreign currency exchange impact)
2017 Revenue ($) (000)	Payout as % of Target	2017 Operating Income ($) (000)	Payout as % of Target
≥ 394,840	200%	≥ 10,913	200%
388,790	180%	9,978	180%
382,703	160%	9,042	160%
376,616	140%	8,107	140%
370,566	120%	7,171	120%
364,479	100%	6,236	100%
353,545	75%	5,924	75%
342,610	50%	5,612	50%
< 342,610	—%	< 5,612	—

2017 cash incentives awards based on corporate performance were based on the following results:

Revenue (excluding foreign currency exchange impact)			Operating Income (excluding foreign currency exchange impact)
2017 Revenue ($) (000)	% Target Achieved	Payout as % of Target	2017 Operating Income ($) (000)	% Target Achieved	Payout as % of Target
335,652	92.1%	—%	1,452	23.3%	—%

The Company's revenue for 2017, based upon budgeted exchange rates and excluding impact of foreign currency exchange rates, was $335,652 million, resulting in a payout equal to 0% of target for the portion of the cash incentive award that is earned based on the Company’s revenue. The Company's operating income for 2017, excluding impact of foreign currency exchange rate, was $1,452 million, resulting in a payout equal to 0% of target for the portion of the cash incentive award earned based on the Company’s operating income.

The Committee did not pay out anything for corporate performance and did not pay out any bonus for the individual objectives component of our NEO bonuses.

2017 Corporate Performance Goals for Ms. Mendizabal. The Compensation Committee made the determination to base the calculations of Ms. Mendizabal’s 2017 cash incentive awards on the financial performance of NSP Americas, instead of on Company-wide financial performance goals.
The funding schedule for the portion of Ms. Mendizabal’s cash incentive award based on NSP America's financial performance was as follows:

Revenue for NSP Americas (30% of target) (excluding foreign currency exchange impact)		Operating Income of NSP Americas (30% of target) (excluding foreign currency exchange impact)
2017 Revenue ($) (000)	Payout as % of Target	2017 Operating Income ($) (000)	Payout as % of Target
≥ 189,148	200%	≥ 43,691	200%
186,354	180%	42,234	180%
183,385	160%	40,778	160%
180,416	140%	39,322	140%
177,621	120%	37,865	120%
174,652	100%	36,409	100%
169,412	75%	36,045	75%
164,173	50%	35,681	50%
< 164,173	—%	< 35,681	—

Ms. Mendizabal’s 2017 cash incentives awards based on financial performance of NSP Americas were based on the following results:

Revenue for NSP Americas (excluding foreign currency exchange impact)			Operating Income for NSP Americas (excluding foreign currency exchange impact)
2017 Revenue ($) (000)	% Target Achieved	Payout as % of Target	2017 Operating Income ($) (000)	% Target Achieved	Payout as % of Target
165,368	94.5%	54.2%	33,519	92.1%	—%

2017 Corporate Performance Goals for Mr. Yates. The Compensation Committee made the determination to base the calculations of Mr. Yates’ 2017 cash incentive awards on the financial performance of NSP RCEE, instead of on Company-wide financial performance goals.

The funding schedule for the portion of Mr. Yates’ cash incentive award based on NSP America's financial performance was as follows:

Revenue for NSP RCEE (30% of target) (excluding foreign currency exchange impact)		Operating Income of NSP RCEE (30% of target) (excluding foreign currency exchange impact)
2017 Revenue ($) (000)	Payout as % of Target	2017 Operating Income ($) (000)	Payout as % of Target
≥ 30,335	200%	≥ 2,680	200%
29,887	180%	2,590	180%
29,411	160%	2,501	160%
28,934	140%	2,412	140%
28,486	120%	2,322	120%
28,010	100%	2,233	100%
27,170	75%	2,211	75%
26,329	50%	2,188	50%
< 26,329	—%	< 2,188	—

Mr. Yates’ 2017 cash incentives awards based on financial performance of NSP Americas were based on the following results:

Revenue for NSP RCEE (excluding foreign currency exchange impact)			Operating Income for NSP RCEE (excluding foreign currency exchange impact)
2017 Revenue ($) (000)	% Target Achieved	Payout as % of Target	2017 Operating Income ($) (000)	% Target Achieved	Payout as % of Target
29,548	105.5%	164%	2,367	106%	130%

2017 Individual Performance Goals. The remaining 35% of cash incentive award potential was based on each named executive officer’s individual performance. In determining the cash incentive for each named executive officer, the Compensation Committee reviewed the named executive officer’s individual performance, as well as general corporate performance not otherwise captured in the financial performance goals. The Compensation Committee determined that the Company’s overall business performance did not warrant bonus payouts on the basis of individual performance objectives for any named executive officers.

2017 Cash Incentive Awards. Applying the factors and methodology described above, the Compensation Committee awarded the following cash incentive awards to our named executive officers, except for our Chief Executive Officer whose cash incentive award was determined by the Board of Directors based on the recommendation of the Compensation Committee:

Named Executive Officer	Percentage of Target	2017 Cash Incentive Award ($)
Gregory L. Probert	_	_
Joseph W. Baty	_	_
Sue Armstrong	_	_
Adriana Mendizabal	16%	31,281
Bryant J. Yates	95%	119,840

Long-Term Incentive Awards. We provide long-term incentive awards in the form of stock options and RSUs pursuant to the Nature’s Sunshine Products, Inc. 2012 Stock Incentive Plan (the “2012 Incentive Plan”), and the Nature’s Sunshine Products, Inc. 2009 Stock Incentive Plan (the “2009 Incentive Plan”).

2017 RSU Grants. The table below sets forth the grants of RSUs approved by the Compensation Committee in November 2016, which were granted on January 3, 2017. Fifty percent of the RSUs granted to the named executive officers in 2017 is subject to vesting conditions tied to the Company’s operating metrics. The Compensation Committee believes that performance-based equity rewards long-term decision making and value creation and aligns shareholder and management interests, and believes that revenue is an effective measurement of the Company’s growth and value creation.

	Restricted Stock Units
	Subject to Time Based Vesting Conditions	Subject to Revenue Based Vesting Conditions
Name	(1)	(2)
Gregory L. Probert	27,500	27,500
Joseph W. Baty (3)	—	—
Sue Armstrong	4,000	4,000
Adriana Mendizabal (4)	3,500	3,500
Bryant Yates	3,000	3,000

(1)
The RSUs set forth in the column entitled "Subject to Time Based Vesting Conditions," vest in three equal annual installments over each year of service measured from the grant date, subject to the executive's continued employment with the Company.

(2)
The RSUs set forth in the column entitled "Subject to Revenue Based Vesting Conditions," vest upon achievement of pre-determined revenue targets starting at $450 million over a rolling one-year period, provided the executive remains in employment with the Company through the end of the last quarter in which the revenue target is achieved. The revenue targets must be achieved on or before June 30, 2020.

(3)
Pursuant to the employment agreement entered into between the Company and Mr. Baty effective October 31, 2016, Mr. Baty received 70,000 RSUs granted in two equal tranches on October 31, 2016, and January 1, 2017. Mr. Baty’s awards on January 1, 2017 included 17,500 awards that vest in three equal annual installments over each year of service measured from the grant date, subject to his continued employment with the Company and 17,500 RSUs that vest upon achievement of pre-determined revenue targets starting at $500 million over a rolling one-year period commencing after April 1, 2016, provided he remains in employment with the Company through the end of the last quarter in which the revenue target is achieved. The revenue targets must be achieved on or before June 30, 2020.

(4)
Ms. Mendizabal was appointed the Company’s Chief Marketing Officer on August 31, 2017, in addition to serving as the Company’s President of NSP Americas. In connection with such appointment, the Company granted to Ms. Mendizabal 7,500 restricted stock units, which vest annually in three equal installments over a three year period.

Executive Officer Perquisites. Perquisites are not a significant component of our executive compensation program. In 2017, we provided each of our named executive officers the opportunity to receive up to $3,000 for tuition assistance; however, none of our executive officers elected to receive tuition assistance.

Other Programs. Our executive officers, including our named executive officers, are eligible to participate in our 401(k) employee savings plan, medical plans and other benefit plans on the same basis as all other regular U.S. employees.

Deferred Compensation Programs. The Company has adopted a non-qualified deferred compensation plan for its executive officers, certain other selected employees and its non-employee directors to enable them to save for retirement by deferring their income and the associated tax to a future date following termination of employment. Under the non-qualified deferred compensation plan, the named executive officers and other participants have the opportunity to defer compensation to future dates specified by the participant with a return based on investment alternatives selected by the participant. The Company believes that the non-qualified deferred compensation plan is comparable to similar plans offered by its competitors. The amounts deferred under the non-qualified deferred compensation plan for the named executive officers are reported below in the Non-qualified Deferred Compensation Table.

Stock Ownership Guideline. Each of the named executive officers is subject to stock ownership guidelines. Our Chief Executive Officer’s employment agreement contains a stock ownership guideline whereby Mr. Probert agrees to maintain ownership of capital stock or an equity position in the Company having an aggregate value in the amount of $1.0 million. The stock ownership guidelines require the other named executive officers, other than the Chief Executive Officer, to maintain ownership of capital stock or an equity position in the Company having an aggregate value equal to one year base salary. Such equity position may be maintained by accumulating such equity through the vesting of future grants of stock options and RSUs, in addition to shares of the Company’s capital stock currently owned, and the vesting of existing grants of stock options and RSUs.

Clawback Policy. The employment agreement with Mr. Probert, our Chief Executive Officer, includes a global incentive “clawback” provision pursuant to which, in the event that during the term of the employment agreement, and for a period of two years after the termination of the employment agreement, the Company is required to restate its financial statements due to material non-compliance with any applicable financial reporting requirement or securities law as determined by the Company's Board of Directors, the Company has the right, exercisable in its sole discretion, to review the amount of cash compensation paid to Mr. Probert and the amount of unvested equity compensation granted to him pursuant to existing grants of stock options and RSUs (collectively, "Compensation"), during the period of time encompassed by the restatement and recalculate Mr. Probert’s Compensation for the look-back period based upon the restated financial statements, provided, however, that this look-back period shall be no longer than two years. If, pursuant to this review and recalculation, the amount of Compensation that the Company would have paid under the restated financial statements for the look-back period is less than the actual amount of Compensation that was paid to Mr. Probert during the look-back period, Mr. Probert shall repay the difference to the Company in a time and manner mutually agreed to between the Company and Mr. Probert.

Hedging. Company policy prohibits executives from entering into hedging transactions (such as put and call options), that would operate to lock-in value of their equity compensation awards at specified levels. Executive officers are also prohibited from pledging the Company's stock or holding such stock in margin accounts. Accordingly, similar to any other shareholder, the executive officers bear the full risk of economic loss with respect to their equity holdings.

Employment Agreements. We have entered into employment agreements with each of our named executive officers. We believe the employment agreements allow our named executive officers to continue to focus their attention on our business operations and strategic plans without undue concern over their own financial situations during periods when substantial disruptions and distractions might otherwise prevail. Each employment agreement entitles the named executive officer to specific termination benefits if his or her employment is terminated under certain circumstances. A summary of the material terms of the employment agreements with each named executive officer, together with a quantification of the severance benefits payable under those agreements to each of the named executive officers named in the Summary Compensation Table may be found in the sections below entitled "Employment Agreements” and “Potential Payments upon Termination or Change in Control."

Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain covered officers to the extent such compensation exceeds $1.0 million per covered officer in any year. In 2017, the limitation applied only to non-performance-based compensation under the terms of Section 162(m). We have historically attempted to structure our compensation arrangements to achieve deductibility under Section 162(m), unless the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. The compensation paid to our named executive officers for 2017, did not exceed the $1.0 million threshold per officer, except for Mr. Probert. We note that the Tax Cuts and Jobs Act (the “Act”), which was signed into law at the end of 2017, makes significant changes to the deduction limit under Section 162(m), all of which will be effective for taxable years beginning on and after January 1, 2018. The Act eliminates the current exception to the deduction limit for qualified performance-based compensation and broadens the application of the deduction limit to certain current and former executive officers who previously were exempt from such limit. However, the Act also includes a transition provision, which exempts from the above changes compensation under a written binding agreement that was in effect on November 2, 2017 and has not been subsequently materially amended. While the Compensation Committee considers the deductibility of executive compensation under Section 162(m) when evaluating particular compensation programs in the context of the Compensation Committee's broader compensation objectives and overall compensation philosophy, the Compensation Committee understands that, particularly in light of the changes under the Act , it is possible that the compensation payable to our named executive officers will exceed the $1.0 million limit under Section 162(m) in one or more future years. We believe that in establishing the cash and equity incentive compensation programs for our named executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, we may deem it appropriate to provide one or more named executive officers with the opportunity to earn incentive compensation, whether through annual cash incentive programs tied to our financial performance or through equity awards, which together with base salary in the aggregate may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. We believe it is important to maintain cash and equity incentive compensation at the levels needed to attract and retain the named executive officers essential to our success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis disclosure with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by:
Jeffrey D. Watkins, Committee Chair
Robert Jia (Hongfei)
J. Christopher Teets

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee, at any time during 2017, was an officer or employee of the Company. None of our named executive officers, with the exception of Mr. Probert, at any time during 2017, served on the Board of Directors or Compensation Committee (or other board committee performing equivalent functions) of any entity that had one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.
Compensation Risk Assessment
The Company's compensation programs are designed to maintain an appropriate balance between incentives for long-term and short-term performances by utilizing a combination of compensation components, including base salary, annual cash incentive awards and long-term equity awards. Although not all employees in the organization have compensation comprised of all three of these components, our compensation programs are generally structured so that any cash incentive awards based on short-term performances are not likely to constitute the predominant element of an employee's total compensation package and that other components will serve to balance the package. For this reason, the Company does not believe that its use of any cash incentive awards based upon short-term performance is reasonably likely to encourage excessive risk-taking by the participants in those compensation programs.
In addition, the Company believes the stock ownership guidelines to which its named executive officers, including its Chief Executive Officer, are subject, moderate the incentive to take excessive risk.
Executive Compensation
The following compensation tables, including the summary compensation table, provide compensation information of our named executive officers for the years ended December 31, 2017, 2016 and 2015. Information for the years ended December 31, 2016, and December 31, 2015, is not provided if a NEO first became a NEO for the year ended December 31, 2017.
Summary Compensation Table

Name & Principal Position	Year	Salary ($)(1)	Non-Equity Incentive Plan ($)(2)	Stock Option Awards ($)(3)	Restricted Stock Unit Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Gregory L. Probert,	2017	618,000	—	—	745,250	19,594	1,382,094
Chief Executive Officer	2016	618,000	309,309	—	447,000	19,519	1,393,828
	2015	600,000	429,750	899,100	2,032,000	507,167	4,468,017
Joseph W. Baty,	2017	375,000	—	—	474,250	15,744	864,944
EVP, CFO & Treasurer	2016	64,904	17,810	—	456,049	13,622	552,385
	2015	—	—	—	—	—	—
Susan M. Armstrong	2017	300,000	—	—	108,400	11,718	420,118
Chief Operations Officer	2016	—	—	—	—	—	—
	2015	—	—	—	—	—	—
Adriana Mendizabal,	2017	311,139	31,281	—	173,975	11,879	528,724
Chief Marketing Officer & President	2016	293,868	133,181	—	58,310	11,509	496,868
NSP Americas	2015	272,950	131,664	—	393,700	54,398	852,712
Bryant J. Yates,	2017	251,500	119,840	—	81,300	10,741	463,381
President NSP Russia, Central and	2016	—	—	—	—	—	—
Eastern Europe	2015	—	—	—	—	—	—

(1)
Amounts for 2017 include amounts that were deferred from the executive salaries into the 401(k) plan in 2017, as follows: Mr. Probert-$24,000; Mr. Baty-$24,000; Ms. Mendizabal-$24,000; Ms. Armstrong-$19,635; and Mr. Yates-$15,404.

(2)	For a detailed discussion of payments made under the Company’s annual cash incentive program, see the section above entitled “Compensation Discussion and Analysis-Annual Cash Incentive.”

(3)
Amounts reflect the aggregate grant date fair value of the stock option grant made in each applicable year, in each instance calculated in accordance with FASB ASC Topic 718. See Note 12 of the Notes to Consolidated Financial Statements set forth in the 2017 Annual Report on Form 10-K filed with the SEC on March 16, 2018, for a description of the assumptions used in calculating such fair value. For this purpose, the estimate of forfeitures relating to vesting conditions is disregarded. The equity awards are time-based stock options.

(4)
Amounts reflect the aggregate grant date fair value of the RSU grant made in each applicable year, in each instance calculated in accordance with FASB ASC Topic 718. See Note 12 of the Notes to Consolidated Financial Statements set forth in the 2017 Annual Report on Form 10-K filed with the SEC on March 16, 2018, for a description of the assumptions used in calculating such fair value. For this purpose, the estimate of forfeitures relating to vesting conditions is disregarded.

(5)	“All Other Compensation” includes the following amounts paid by the Company for the year ended December 31, 2017. The amounts disclosed are the actual costs to the Company of providing these benefits.

Name	401(k) Plan Company Contribution ($)	Life Insurance Premium($)	Miscellaneous Other ($)	Total ($)
Gregory L. Probert	9,450	9,394	750 (A)	19,594
Joseph W. Baty	9,450	5,544	750 (A)	15,744
Susan M. Armstrong	9,450	1,518	750 (A)	11,718
Adrianna Mendizabal	9,450	1,579	850 (B)	11,879
Bryant J. Yates	9,450	791	500 (C)	10,741

(A)	Includes $750 of product credit.

(B)	Includes $750 of product credit and a $100 service award.

(C)	Includes $500 of product credit.

Grants of Plan-Based Awards in 2017
The following table provides certain summary information concerning each grant of an award made to the named executive officers in 2017, under a compensation plan.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Option Awards ($)
Name	Grant Date	Incentive Award Type (1)	Threshold ($)(2)	Target ($)(2)	Maximum ($)(2)	Threshold (#)	Target (#)	Maximum (#)
Gregory L. Probert	—	ACI	100,425	618,000	1,081,500	—	—	—	—	—
Gregory L. Probert	1/3/2017	PRSU (3)	—	—	—	13,750	27,000	—	—	367,125
Gregory L. Probert	1/3/2017	RSU (4)	—	—	—	—	—	—	27,000	378,125
Joseph W. Baty	—	ACI	33,516	206,250	360,250	—	—	—	—	—
Joseph W. Baty	1/1/2017	PRSU (3)	—	—	—	8,750	17,500	—	—	233,625
Joseph W. Baty	1/1/2017	RSU (5)	—	—	—	—	—	—	17,500	240,625
Susan M. Armstrong	—	ACI	24,375	150,000	247,500	—	—	—	—	—
Susan M. Armstrong	1/3/2017	PRSU (3)	—	—	—	2,000	4,000	—	—	53,400
Susan M. Armstrong	1/3/2017	RSU (4)	—	—	—	—	—	—	4,000	55,000
Adrianna Mendizabal	—	ACI	25,280	155,570	257,135	—	—	—	—	—
Adrianna Mendizabal	1/3/2017	PRSU (3)	—	—	—	1,750	3,500	—	—	46,725
Adrianna Mendizabal	1/3/2017	RSU (4)	—	—	—	—	—	—	3,500	48,125
Adrianna Mendizabal	1/3/2017	RSU (6)	—	—	—	—	—	—	7,500	79,125
Bryant J. Yates	—	ACI	20,434	125,750	207,488	—	—	—	—	—
Bryant J. Yates	1/3/2017	PRSU (3)	—	—	—	1,500	3,000	—	—	40,050
Bryant J. Yates	1/3/2017	RSU (4)	—	—	—	—	—	—	3,000	41,250

(1)	Award types are as follows:
ACI: Annual Cash Incentive Award
PRSU: Performance-Based RSUs
RSU: Time-Based RSUs

(2)
The amounts reported in these columns reflect potential payouts for 2017 under the Company’s cash incentive plan if the respective levels of performance were achieved for the year. The amounts reported in the Threshold column reflect the potential payout if any company performance metric was at the minimum level required to receive a bonus. The amounts reported in the Target column reflect the potential payout if all performance metrics were at goal performance levels. The amounts reported in the Max column reflect the maximum cash incentive award payable under the annual cash incentive program, which is 175% of his or her Target for any named executive officer.

(3)
The PRSU grant vests upon achievement of pre-determined revenue targets starting at $500 million over a rolling one-year period commencing after April 1, 2016, provided the executive remains in employment with the Company through the end of the last quarter in which the revenue target is achieved. The revenue targets must be achieved on or before June 30, 2020.

(4)
The RSU grant vests in three equal annual installments over each year of service measured from January 3, 2017, subject to the executive's continued employment with the Company. Amounts reflect the aggregate grant date fair value of the RSU grant made in each applicable year, in each instance calculated in accordance with FASB ASC Topic 718. These RSUs are also subject to accelerated vesting upon a change in control of the Company. See section entitled “Employment Agreements and Potential Payments upon Termination or Change in Control.”

(5)
The RSU grant vests in three equal annual installments over each year of service measured from January 1, 2017, subject to the executive's continued employment with the Company. Amounts reflect the aggregate grant date fair value of the RSU grant made in each applicable year, in each instance calculated in accordance with FASB ASC Topic 718. These RSUs are also subject to accelerated vesting upon a change in control of the Company. See section entitled “Employment Agreements and Potential Payments upon Termination or Change in Control.”

(6)
The RSU grant vests in three equal annual installments over each year of service measured from October 31, 2017, subject to the executive's continued employment with the Company. Amounts reflect the aggregate grant date fair value of the RSU grant made in each applicable year, in each instance calculated in accordance with FASB ASC Topic 718. These RSUs are also subject to accelerated vesting upon a change in control of the Company. See section entitled “Employment Agreements and Potential Payments upon Termination or Change in Control.”

Outstanding Equity Awards at Year-End
The following table provides certain summary information concerning outstanding equity awards held by the named executive officers as of December 31, 2017.

Name	Number of Securities Underlying Unearned RSUs (#)	Number of Securities Underlying Unearned Options Exercisable (#)	Number of Securities Underlying Unearned Options Unexercisable (#)	Number of Securities Underlying Unearned Options(#)	Option Exercise Price ($)	Option Expiration Date
Gregory L. Probert	—	100,000	—	—	12.05	6/16/2021	(1)
	—	100,000	—	—	12.05	6/16/2021	(2)
	—	37,500	—	—	11.52	3/1/2022	(3)
	—	7,500	—	—	11.98	3/1/2022	(4)
	—	25,000	—	—	12.72	4/1/2023	(5)
	—	37,500	12,500	—	13.88	2/11/2024	(6)
	—	123,333	61,667	—	14.22	2/12/2025	(7)
	4,579	—	—	—	—	—	(8)
	26,666	—	—	—	—	—	(9)
	50,000						(10)
	30,000	—	—	—	—	—	(11)
	20,000	—	—	—	—	—	(12)
	30,000	—	—	—	—	—	(13)
	27,500	—	—	—	—	—	(14)
	27,500	—	—	—	—	—	(15)
Total	216,245	498,333	74,167	—
Joseph W. Baty	23,334	—	—	—	—	—	(16)
	17,500	—	—	—	—	—	(17)
	17,500	—	—	—	—	—	(15)
Total	58,334	—	—	—
Susan M. Armstrong	—	32,000	—	—	12.56	3/11/2023	(18)
	—	11,250	3,750	—	13.88	2/11/2024	(6)
	1,374	—	—	—	—	—	(9)
	4,000	—	—	—	—	—	(9)
	10,000	—	—	—	—	—	(10)
	2,000	—	—	—	—	—	(11)
	2,000	—	—	—	—	—	(12)
	3,000	—	—	—	—	—	(13)
	4,000	—	—	—	—	—	(14)
	4,000	—	—	—	—	—	(15)
Total	30,374	43,250	3,750	—
Adrianna Mendizabal	—	50,000	—	—	13.12	4/2/2022	(19)
	—	22,500	—	—	11.98	3/1/2022	(4)
	—	11,250	3,750	—	13.88	2/11/2024	(6)
	1,374	—	—	—	—	—	(8)
	5,166	—	—	—	—	—	(9)
	12,500	—	—	—	—	—	(10)
	3,000	—	—	—	—	—	(11)
	2,334	—	—	—	—	—	(12)
	3,500	—	—	—	—	—	(13)
	3,500	—	—	—	—	—	(14)
	3,500	—	—	—	—	—	(15)
	7,500	—	—	—	—	—	(20)
Total	42,374	83,750	3,750	—
Bryant J. Yates	—	15,000	—	—	11.52	3/1/2022	(3)
	—	13,500	—	—	11.98	3/1/2022	(4)
	—	11,250	3,750		13.88	2/11/2024	(6)
	1,374	—	—	—	—	—	(8)
	4,333	—	—	—	—	—	(9)
	10,000	—	—	—	—	—	(10)
	3,000	—	—	—	—	—	(11)

	2,334	—	—	—	—	—	(12)
	3,500	—	—	—	—	—	(13)
	3,000	—	—	—	—	—	(14)
	3,000	—	—	—	—	—	(15)
Total	30,541	39,750	3,750	—
(1) Option vests in three equal installments achievement of 6.0%, 8.0% or 10.0% of operating income margins, adjusted for stock-based compensation expense, during four of five consecutive quarters.

(2)
Option vests in three equal annual installments over each year of service, measured from June 16, 2011, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting upon a change of control of the Company or involuntary termination without cause of the executive by the Company.

(3)
Option vests in four equal annual installments over each year of service measured from March 1, 2012, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting in full upon termination by reason of death or disability, certain terminations following a change of control of the Company, or upon an involuntary termination without cause of the executive by the Company. The option will vest with respect to the additional shares in which the executive would have vested had the executive remained employed for an additional period of 12 months.

(4)
Option vests in four equal annual installments over each year of service measured from March 5, 2013, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.

(5)
Options vested on April 1, 2014, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting upon a change of control of the Company or involuntary termination without cause of the executive by the Company.

(6)
Option vests in four equal annual installments over each year of service measured from February 11, 2014, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.

(7)
Option vests in three equal annual installments over each year of service measured from February 12, 2015, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.

(8)
RSUs vest in four equal annual installments over each year of service measured from February 11, 2014, subject to the executive’s continued employment with the Company. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.

(9)
RSUs vest in three equal annual installments over each year of service measured from January 15, 2015, subject to the executive’s continued employment with the Company. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.

(10) RSUs vest based upon the achievement of between $1.50, $2.50 and $3.50 earnings per shares over a rolling 4 quarter period and must be achieved on or before March 15, 2022. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.
(11) RSUs vest based upon the achievement of between $400.0 million and $450.0 million of net sales revenue over a rolling 4 quarter period and must be achieved on or before September 1, 2018. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.

(12) RSUs vest in three equal annual installments over each year of service measured from January 4, 2016, subject to the executive’s continued employment with the Company. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.
(13) RSUs vest based upon the achievement of between $450.0 million and $500.0 million of net sales revenue over a rolling 4 quarter period and must be achieved on or before September 1, 2019. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.
(14) RSUs vest in three equal annual installments over each year of service measured from January 3, 2017, subject to the executive’s continued employment with the Company. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.
(15) RSUs vest based upon the achievement of between $500.0 million and $600.0 million of net sales revenue over a rolling 4 quarter period and must be achieved on or before September 1, 2020. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.
(16) RSUs vest in three equal annual installments over each year of service measured from October 31, 2016, subject to the executive’s continued employment with the Company. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.
(17) RSUs vest in three equal annual installments over each year of service measured from January 1, 2017, subject to the executive’s continued employment with the Company. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.
(18) Option vests in three equal annual installments over each year of service measured from March 11, 2013, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.
(19) Option vests in three equal annual installments over each year of service measured from April 4, 2012, subject to the executive’s continued employment with the Company. These options are also subject to accelerated vesting upon a change of control of the Company.
(20) RSUs vest in three equal annual installments over each year of service measured from August 31, 2017, subject to the executive’s continued employment with the Company. These RSUs are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.

Option Exercises and Stock Vested
The following table sets forth information for the named executive officers regarding the exercise of stock options and vesting of RSUs during the year ended December 31, 2017:

	Option Awards	Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Gregory L. Probert	—	—	41,247	548,047
Joseph W. Baty	—	—	11,666	115,493
Susan M. Armstrong	—	—	6,374	83,312
Adrianna Mendizabal	—	—	7,707	100,899
Bryant J. Yates	—	—	6,873	90,057

Non-qualified Deferred Compensation
The table below shows the deferred compensation activity for each named executive officer during 2017 under the Company’s non-qualified deferred compensation plan.

Name	Executive Contributions in 2017($)	Aggregate Earnings in 2017 ($)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at December 31, 2017 ($)
Gregory L. Probert	—	—	—	—
Joseph W. Baty	—	—	—	—
Susan M. Armstrong	—	—	—	—
Adrianna Mendizabal	—	—	—	—
Bryant J. Yates	—	—	—	—
Contribution amounts in the above table have been reflected in the 2017 Summary Compensation Table and prior years’ summary compensation tables, as applicable. Aggregate earnings are not reflected in the 2017 Summary Compensation Table and were not reflected in prior years’ summary compensation tables.
CEO Pay Ratio
In August 2015 pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd - Frank Act”), the SEC adopted a rule requiring annual disclosure of the ratio of the median employee’s annual compensation to the annual compensation of the CEO, Mr. Probert.

	CEO to Median Employee
	Pay Ratio
	CEO	Median Employee
Base Salary	$618,000	$
Stock Awards	745,250	0
Non-Equity Incentive Plan Compensation	_	425
TOTAL	1,363,250	33,788
The resulting ratio of CEO pay to median employee pay is 40:1.
In determining the median employee, a listing of all employees globally as of December 31, 2017, was ordered by annual base salary. Other compensation was excluded for purposes of creating the listing of all employees and employees who were employed for fewer than six months of the year were excluded from the listing. Employees outside of the United States were included in the list without making cost of living adjustments.

Employment Agreements
The Company has employment agreements in place with each of its named executive officers. Among other things, these employment agreements set the initial annual base salaries for each named executive officer, establish that each named executive officer is eligible to participate in the Company's executive annual cash incentive program and set forth certain termination benefits in the event his or her employment with the Company is terminated. The termination benefits to which our named executive officers would be entitled in the event of termination are described below in the section entitled “Potential Payments Upon Termination or Change in Control.” The employment agreements with our named executive officers, except for the employment agreement with Mr. Probert, provide for a period of one year after the cessation of his or her employment during which he or she is subject to certain non-compete and non-solicitation covenants. In the case of Mr. Probert, his employment agreement provides for a period of 18-months after the cessation of his employment during which he is subject to certain non-compete and non-solicitation covenants.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The benefits and payments that the Company’s named executive officers could receive under certain hypothetical termination scenarios are described in the narrative below and quantified in the table that follows.
Potential Payments upon Certain Termination Scenarios
Voluntary Termination and Termination for Cause
If the employment of any of the Company’s named executive officers is voluntarily terminated or terminated by the Company for cause, then no additional payments or benefits will accrue or be paid to the named executive officer under his or her employment agreement, other than what has been accrued and vested in the benefit plans discussed above in this proxy statement. A voluntary termination or involuntary termination for cause will not trigger an acceleration of the vesting of any stock options or other long-term incentive awards, and any such awards that had not already vested would be forfeited.
Termination Without Cause
Under our employment agreements with our named executive officers, in the event that his or her employment is terminated by the Company without “cause” or by the named executive officer for “good reason,” as those terms are defined in the employment agreements, the named executive officer would be entitled to the following benefits and payments:

•	Payment of all accrued and unpaid base salary through the date of such termination;

•
Monthly severance payments equal to one-twelfth of the named executive officer’s base salary as of the date of termination for a period equal to 12 months, except in the case of our Chief Executive Officer who would receive such severance payments for a period of 18 months; and

•
Reimbursement for the cost the named executive officer incurs for continuation of his or her health insurance coverage under COBRA, and for his family members if he or she provided for their coverage during his or her employment, for a period of 12 months, except in the case of our Chief Executive Officer who would such reimbursement for a period of 18 months.

Additionally, the Company’s employment agreement with the Chief Executive Officer provides that the Company will pay him a pro-rata bonus, based on the number of full or partial calendar months he remained employed, for the year in which such termination occurs, which bonus shall be paid at the same time as similar bonuses are paid to the Company’s executive employees for such year.
A termination without cause will not trigger an acceleration of the vesting of any stock options or other long-term incentive awards, and any such awards that had not already vested would be forfeited.
Termination Due to Death or Incapacity
If a named executive officer’s employment terminates due to death or incapacity, the employment agreements provide that such named executive officer would receive the same benefits and payments as if the employment had terminated without cause. Additionally, the Company’s employment agreement with the Chief Executive Officer provides that the Company will pay him a pro-rata bonus, based on the number of full or partial calendar months he remained employed, for the year in which such termination occurs, which bonus shall be paid at the same time as similar bonuses are paid to the Company’s executive employees for such year.
A termination due to death or incapacity triggers an acceleration of the vesting of any stock options or other long-term incentive awards.

Potential Payments upon Termination Following a Change in Control
Except in the case of the Chief Executive Officer, the Company’s employment agreements with the named executive officers do not provide for additional payments or benefits if a named executive officer is terminated in connection with, or following, a change in control event. The Company’s employment agreement with its Chief Executive Officer provides that if his employment is terminated in connection with a change in control event the Company will pay him both (i) a lump sum equal to one and one-half times his annual target cash compensation, which amount is equal to his annual base salary plus his annual target bonus of 100% of his base salary, and (ii) a pro-rata bonus for the year in which such termination occurs.
The equity awards held by the named executive officers at the time of a change in control event will vest in full if (i) such equity awards are not replaced with similar equity securities of the surviving entity, or (ii) such equity awards are replaced with similar equity securities of the surviving entity and the employment of the named executive officer is terminated without cause, or terminated by the named executive officer for good reason, within 24 months after the date of the change in control event.
Potential Payments Upon Termination
The following table shows potential payments to the named executive officers upon death or incapacity, termination of employment without cause and termination of employment following a change in control of the Company. The amounts shown assume that the termination was effective December 31, 2017, and are estimates of the amounts that would be paid to the executive officers upon termination. The actual amounts to be paid can only be determined at the actual time of an officer's termination. No tax gross-ups are paid to the executive officers upon termination of employment.

	Termination upon death or incapacity ($)		Termination without Cause ($)		Termination Following Change in Control
Gregory L. Probert
Base Salary Continuation	927,000		927,000		—
Continuation of Medical Insurance	16,300		16,300		—
Value of Accelerated Vesting(1)	2,497,630		—		2,497,630
Other Benefits	618,000	(2)	618,000	(2)	2,472,000	(3)
Total	4,058,930		1,561,300		4,969,630
Joseph W. Baty
Base Salary Continuation	375,000		375,000		—
Continuation of Medical Insurance	16,300		16,300		—
Value of Accelerated Vesting(1)	673,758		—		673,758
Total	1,065,058		391,300		673,758
Susan M. Armstrong
Base Salary Continuation	300,000		300,000		—
Continuation of Medical Insurance	16,300		16,300		—
Value of Accelerated Vesting(1)	350,820		—		350,820
Total	667,120		316,300		350,820
Adriana Mendizabal
Base Salary Continuation	350,000		350,000		—
Continuation of Medical Insurance	16,300		16,300		—
Value of Accelerated Vesting(1)	489,420		—		489,420
Total	855,720		366,300		489,420
Bryant J. Yates
Base Salary Continuation	251,500		251,500		—
Continuation of Medical Insurance	16,300		16,300		—
Value of Accelerated Vesting(1)	352,749		—		352,749
Total	620,549		267,800		352,749

(1)	Represents the intrinsic value of accelerated vesting of all outstanding awards based on $11.55 closing price per share of Common Stock on December 29, 2017.

(2)
Mr. Probert would be entitled to a pro-rata bonus based on the number of full or partial calendar months he remained employed during the year in which such termination occurs. Assuming the termination of his employment was effective on December 31, 2017, Mr. Probert would be entitled to a bonus based on a full year of employment. The number set forth herein assumes bonus is paid at target, or 100% of Mr. Probert’s base salary.

If Mr. Probert is terminated without cause within twenty-four months of a change in control of the Company, his employment agreement entitles him to receive (i) a lump sum equal to one and one-half times his annual target cash compensation, which amount is equal to his annual base salary of $618,000 plus his annual target bonus of 100% of his base salary, and (ii) a pro-rata bonus for the year in which such termination occurs. The amounts set forth above assumes a bonus for a full year paid at the target percentage.

Equity Compensation Plans
The following table contains information regarding the Company’s equity compensation plans as of December 31, 2017:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted‑average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	2,118,129	12.06	923,410

(1)
Consists of two plans: the 2012 Incentive Plan and the 2009 Incentive Plan. The 2012 Incentive Plan was approved by shareholders on August 1, 2012, and an amendment was approved by the Company’s shareholders on January 14, 2015, to increase the number of shares available for issuance under the 2012 Incentive Plan by 1,500,000. The 2009 Incentive Plan was approved by shareholders on November 6, 2009. The terms of these plans are summarized in Note 12 of the Notes to Consolidated Financial Statements set forth in the 2017 Annual Report on Form 10-K filed with the SEC on March 16, 2018.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The Board’s Audit Committee is responsible for review, approval, or ratification of “related-party transactions” as defined under applicable SEC rules that involve the Company or its subsidiaries. We have adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related party has a direct or indirect material interest. If the Audit Committee determines a related party has a material interest in a transaction, the Audit Committee may approve, ratify, rescind, or take other action with respect to the transaction in its discretion.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are our shareholders will be “householding” the proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (i) notify your broker, (ii) direct your written request to our Corporate Secretary at our principal executive offices at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043, or (3) contact Nature’s Sunshine directly at (801) 341-7900. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request at the address or telephone number above, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of these materials was delivered.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that the proxies in the enclosed form will be voted in accordance with the judgment of the person voting the proxies.

It is important that your shares be represented and voted at the meeting. I urge you to vote as promptly as possible by visiting the website http://www.proxyvote.com. Timely voting will ensure your representation at the Annual Meeting. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

By Order of the Board of Directors
/s/ NATHAN G. BROWER
Lehi, Utah	NATHAN G. BROWER
March 23, 2018	Executive Vice President, General Counsel and Secretary